Exhibit 2.1

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and among
MOM HOLDING COMPANY,
MOM SPECIAL COMPANY
and
MPM HOLDINGS INC.
Dated as of September 13, 2018

i

This AGREEMENT AND PLAN OF MERGER, dated as of September 13, 2018 (this “Agreement”), is by and among MOM Holding Company, a Delaware corporation (“Parent”), MOM Special Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and MPM Holdings Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.
WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, the Board of Directors of the Company has (i) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (ii) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and declared this Agreement and the transactions contemplated hereby (including the Merger) advisable and (iii) recommended that the Company’s stockholders adopt and approve this Agreement;
WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each (i) determined that it is in the best interests of the stockholders of Parent and Merger Sub to enter into this Agreement and declared this Agreement and the transactions contemplated hereby (including the Merger) advisable and (ii) duly authorized and approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions;
WHEREAS, the Board of Directors of Merger Sub has recommended that Parent, as the sole stockholder of Merger Sub, adopt and approve this Agreement and the transactions contemplated hereby (including the Merger) and, immediately following the execution and delivery of this Agreement, Parent will adopt this Agreement as sole stockholder of Merger Sub;
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, KCC Corporation, Wonik Holdings Co., Ltd., Wonik QnC Corporation and the Company have entered into a guarantee, dated as of the date hereof (“Guarantee”), whereby KCC Corporation, Wonik Holdings Co., Ltd. and Wonik QnC Corporation agree to guarantee the performance of Parent and Merger Sub hereunder.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:
ARTICLE I
THE MERGER
SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.
SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by Parent and the Company, which date shall be as soon as practicable (the “Closing Date”) following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (but in no event later than the second (2nd) Business Day following such satisfaction or waiver of such conditions), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, unless another date, time or place is agreed to in writing by Parent and the Company.
SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 259, of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 1.05. Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in a form to be determined by Parent (subject to Section 5.06 hereof) and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance therewith and applicable Law (subject to Section 5.06 hereof). At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in a form to be determined by Parent (subject to Section 5.06 hereof) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws, and applicable Law (subject to Section 5.06 hereof).
SECTION 1.06. Directors and Officers.
(a)    The parties hereto shall cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
(b)    The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
CERTIFICATES;
EQUITY‑BASED AWARDS
SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the outstanding shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:
(a)    Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b)    Cancelation of Certain Shares. All shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All shares of Company Common Stock held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) immediately prior to the Effective Time shall not be converted into or represent the right to receive the Merger Consideration and shall instead be, at the election of Parent, either (i) converted into one share of common stock of the Surviving Corporation or (ii) canceled for no consideration.
(c)    Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) Common Appraisal Shares to be treated in accordance with Section 2.07 and (ii) shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) shall be automatically converted into and shall thereafter represent only the right to receive an amount in cash equal to $32.50 per share, without interest (subject to the adjustments set forth in Section 2.02(b) below, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non‑certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.03(b), without interest. Any Merger Consideration paid in full upon the surrender of any Certificate or Book Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Certificate or Book Entry Share and the respective share of Company Common Stock formerly represented thereby.
SECTION 2.02. Minimum Cash.
(a)    Not more than five (5) and not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent appropriate bank statements of the Company and its Subsidiaries and other evidence in form and substance reasonably acceptable to Parent, each dated as of the date of delivery (accompanied by a certificate of the Chief Financial Officer of the Company certifying as to the accuracy of such information), showing the aggregate Cash held by the Company and its Subsidiaries as of the last calendar day of the most recently completed quarter of the calendar year (the “Actual Cash Amount”). During the period from the date of this Agreement until the Effective Time (or until such earlier date on which this Agreement is terminated pursuant to Section 7.01), the Company shall provide Parent written notice of the Actual Cash Amount within ten (10) calendar days of the end of each calendar year quarter.

(b)    If the Minimum Cash Amount exceeds the Actual Cash Amount by an amount more than $100,000, then the aggregate Merger Consideration shall be reduced dollar‑for‑dollar by the entire amount of such excess (and not merely the amount over $100,000) and corresponding adjustments shall be made to the per share Merger Consideration and the definition of “Merger Consideration” shall be revised to take into account such adjustments made in accordance with this Section 2.02(b).
SECTION 2.03. Exchange of Certificates and Book Entry Shares.
(a)    Paying Agent. Prior to the Closing Date, Parent shall designate a paying agent reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct, short‑term obligations of, or short‑term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein. The funds deposited with the Paying Agent pursuant to this Section 2.03(a) shall not be used for any purpose other than as contemplated by this Section 2.03(a).
(b)    Payment Procedures. Promptly after the Effective Time (but in no event more than three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Company Common Stock (other than the shares of Company Common Stock to be canceled in accordance with Section 2.01(b)) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon surrender of a Certificate or a Book Entry Share for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent or Parent), the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c)    Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed with respect to, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of, the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the shares represented by such Certificates or Book Entry Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.03(e), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book Entry Shares which immediately before the Effective Time represented the shares of Company Common Stock.
(d)    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Paying Agent, Parent or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.
(e)    Termination of Exchange Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto and the proceeds of any investment thereof) which has not been disbursed to former holders of shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II, and thereafter such holders shall be entitled to look only to the Surviving Corporation (and only as a general creditor thereof with respect to the payment of any Merger Consideration) for payment of their claims for the Merger Consideration pursuant to the provisions of this Article II, without any interest thereon and subject to any withholding Taxes required by applicable Law, upon due surrender of their Certificate or Book Entry Shares, as applicable, representing shares of Company Common Stock. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f)    No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.
(g)    Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Article II such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any applicable provision of state, local or foreign Tax Law. Upon becoming aware of any such withholding obligation, Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall provide commercially reasonable notice to the Person with respect to which such withholding obligation applies, and shall reasonably cooperate with such Person to obtain any available reduction of or relief from such deduction or withholding. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
SECTION 2.04. Equity‑Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions and take such other actions (including, without limitation, obtaining holder consents) that do not involve the payment of any consideration as may be required to provide that:
(a)    each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time (each, a “Company Stock Option”), whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect to such Company Stock Option, a lump‑sum cash payment equal to the product of (i) the number of shares of Company Common Stock for which such Company Stock Option has not been exercised and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, less applicable income and employment tax withholdings (the “Option Cashout Amount”); provided, that any such Company Stock Option with an exercise price per share of Company Common Stock that is equal to or greater than the Merger Consideration shall be canceled for no consideration; and
(b)    each restricted stock unit (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, as of the Effective Time, be canceled and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect to such Company RSU, a lump‑sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration, less applicable income and employment tax withholdings (the “RSU Cashout Amount”).
SECTION 2.05. Payments with Respect to Equity‑Based Awards. Promptly after the Effective Time (but in any event, no later than the first payroll date that occurs more than ten (10) Business Days after the Effective Time), the Surviving Corporation shall pay through its payroll systems the Option Cashout Amounts and the RSU Cashout Amounts pursuant to Section 2.04 and as set forth on Section 2.05 of the Company Disclosure Letter; provided, however, that in the case of any such amounts that constitute non‑qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code.
SECTION 2.06. Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

SECTION 2.07. Appraisal Rights.
(a)    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Common Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise lose or validly withdraw the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Common Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.
(b)    The Company shall give prompt notice (and in any event within three Business Days) to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands except as required by applicable Law. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or compromise, settle or compromise any such demands, approve any withdrawal of any such demands, waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or agree to do any of the foregoing. Prior to the Closing, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent that, except as (A) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company after January 1, 2015 and publicly available prior to the date hereof (the “Filed SEC Documents”), other than any risk factor disclosures in any such Filed SEC Document contained in the “Risk Factors” section thereof or other cautionary, forward‑looking, non‑specific or predictive statements in such Filed SEC Documents:
SECTION 3.01. Organization; Standing.
(a)    The Company is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law), in all material respects, in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. True and complete copies of the Company Charter Documents are included in the Filed SEC Documents, and the Company is not in

violation of any of the provisions thereof, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)    Section 3.01(b) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) each Subsidiary of the Company as of the date hereof, together with the jurisdiction of incorporation or formation of each such Subsidiary and (ii) each other corporation, partnership, limited liability company or other Person that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such Person in this clause (ii), a “JV Entity”, and each such interest, a “JV Interest”). Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite corporate or entity power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries and JV Entities have been made available to Parent before the date hereof.
SECTION 3.02. Capitalization.
(a)    The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock. As of the date hereof (the “Capitalization Date”), (i) 48,163,690 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) 1,564,080 shares of Company Common Stock were subject to Company Stock Options, and (iv) 826,833 Company RSUs were outstanding pursuant to which a maximum of 826,833 shares of Company Common Stock could be issued. Other than as provided by the terms of the Company Stock Options and Company RSUs, since the Capitalization Date, neither the Company nor any of its Subsidiaries has (x) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (y) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.
(b)    Except as described in this Section 3.02, there were (i) no outstanding shares of capital stock of, or other outstanding equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no issued or outstanding phantom equity, profit participation rights, performance awards, units, rights to receive shares of Company Common Stock on a deferred basis, or rights to purchase or receive Company Common Stock or other equity interests or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company, (v) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”), and (vi) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company Stock Options or the forfeiture or withholding of taxes with respect to Company

Stock Options or Company RSUs), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti‑dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and are, to the extent owned directly or indirectly by the Company, owned free and clear of all Liens and transfer restrictions, except for Liens described in clause (iii) of the definition of Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Section 3.02(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of Company Stock Options and Company RSUs (collectively, “Company Equity Awards”), and, with respect to each, the type of award, the number of Company Common Stock subject to vested Company Equity Awards (including such awards as are expected to become vested in accordance with Sections 2.04 and 2.05), any accrued but unpaid dividends or dividend equivalents with respect to such vested awards and, with respect to all vested Company Stock Options, the price per share at which such Company Stock Options may be exercised.
(c)    All outstanding shares of capital stock of, or other outstanding equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like as set forth in Section 3.02(c) of the Company Disclosure Letter) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all Liens and transfer restrictions, except for Liens described in clause (iii) of the definition of Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of, or other outstanding equity or voting interests in, each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti‑dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary.
(d)    All dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries that have been declared or authorized prior to the date hereof have been paid in full.
(e)    Except as set forth on Section 3.02(e) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, nor is the Company or any Subsidiary of the Company under any current obligation to provide funds, make any loan or capital contribution, or provide any guarantee or credit enhancement or other investment in, or assume any liability or obligation of, any non‑wholly owned Subsidiary of the Company.
(f)    All JV Interests are owned, directly or indirectly, by the Company or a wholly owned Subsidiary of the Company, free and clear of all Liens other than Liens described in clause (iii) of the definition of Permitted Liens.
(g)    With respect to each JV Entity, Section 3.02(g) of the Company Disclosure Letter sets forth (i) the authorized share capital of the JV Entity, and (ii) the issued and outstanding equity interests of such JV Entity as of the Capitalization Date. To the Knowledge of the Company, at the close of business on the Capitalization Date, there were no other shares of any JV Entity’s capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding.
SECTION 3.03. Authority; Noncontravention; Voting Requirements.
(a)    The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.12 are true and correct and subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
(b)    The Board of Directors of the Company, at a meeting duly called and held, adopted resolutions (i) approving this Agreement and the Transactions and declaring this Agreement and the Transactions advisable and in the best interests of the Company and its stockholders, (ii) directing that the Company submit this Agreement to the holders of Company Common Stock entitled to vote thereon and (iii) recommending that the holders of the Company Common Stock entitled to vote thereon adopt and approve this Agreement (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.
(c)    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.
(d)    Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision (A) of the Company Charter Documents or

(B) of the similar organizational documents of any of the Company’s Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, violate any Law or Judgment applicable to the Company or any of its Subsidiaries in any material respect, (iii) materially violate or constitute a material breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any material obligation or to the loss of any material benefit under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract or (iv) result in the creation of any Lien (other than Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries.
SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act or the Exchange Act, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (c) filings required under, and compliance with other applicable requirements of, (i) the HSR Act and (ii) the other Antitrust Laws set forth in Section 3.04(c) of the Company Disclosure Letter, (d) obtaining CFIUS Clearance, (e) if mutually agreed by the parties as set forth herein, obtaining AWG Clearance and (f) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.05. Company SEC Documents; Undisclosed Liabilities.
(a)    The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company with the SEC pursuant to the Securities Act or, to the extent applicable, the Exchange Act since January 1, 2015 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the portions that are amended or supplemented (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes‑Oxley Act of 2002 (“SOX”) and the applicable rules and regulations of the SEC promulgated thereunder, as the case may be, applicable to such Company SEC Documents, each as in effect on such respective dates, and none of the Company SEC Documents as of such respective dates (or, if amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement, with respect to the disclosures that are amended or supplemented) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC, complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10‑Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S‑X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year‑end adjustments). Since January 1, 2015, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.
(c)    Neither the Company nor any of its Subsidiaries has any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of June 30, 2018 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, which are not, individually or in the aggregate, material or (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions.
(d)    Except as set forth in Section 3.05(d) of the Company Disclosure Letter, neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off‑balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off‑balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K of the SEC).
(e)    The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a‑15 under the Exchange Act) as required by Rule 13a‑15 under the Exchange Act. As of the date of this Agreement, the Company is, and has for the last three (3) years, been in compliance in all material respects with the applicable provisions of SOX. Since January 1, 2015 through the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified (i) any material weakness or significant deficiency (each as defined by the Public Company Accounting Oversight Board) in the design or operation or internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud or allegation of fraud, whether material or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(f)    Since January 1, 2015, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rules 13a‑14 and 15d‑14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are accurate in all material respects as of the date of this Agreement. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

SECTION 3.06. Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Material Adverse Effect or any fact, circumstance, development, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have a Material Adverse Effect.
SECTION 3.07. Legal Proceedings. Except as set forth on Section 3.07 of the Company Disclosure Letter, there is no (a) pending or, to the Knowledge of the Company, threatened material legal or administrative proceeding, suit, claim, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, (b) material outstanding order, judgment, injunction, ruling, writ, award or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, and (c) since January 1, 2015, material inquiry, investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Authority with respect to the Company, any of the Company’s Subsidiaries. Except as set forth on Section 3.07 of the Company Disclosure Letter, within the past three years (3) of the date of this Agreement, there have been no material judgments, orders or settlements to which the Company or any of the Company’s Subsidiaries is a party or by which any of their assets or properties are bound. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any Action to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries.
SECTION 3.08. Compliance with Laws; Permits. The Company and each of its Subsidiaries are, and have been since January 1, 2015, in compliance with all state, federal or local, domestic, foreign or multinational laws, statutes, ordinances, codes, rules or regulations (“Laws”) or Judgments applicable to the Company or any of its Subsidiaries, in all material respects. The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses. All Company Permits are in full force and effect, and the Company and each of its Subsidiaries are, and since January 1, 2015, have been, in material compliance with the terms of the Permits and none of the Company or any of its Subsidiaries is in material default or violation of any such Permit. As of the date of this Agreement, no material suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened. The consummation of the Transactions shall not result in the termination, or any material default or violation of any Permits.
SECTION 3.09. Tax Matters. Except as set forth on Section 3.09 of the Company Disclosure Letter:
(a)    the Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material U.S. federal, state, local and non‑U.S. Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.
(b)    All material Taxes owed by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.

(c)    No material claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(d)    As of the date of this Agreement, other than in respect of uncertain tax positions reserved in accordance with GAAP, the Company has not received written notice of any material pending audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries.
(e)    There are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(f)    Each of the Company and its Subsidiaries have withheld and paid, in all material respects, all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(g)    Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two‑year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).
(h)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502‑6 (or any similar provision of any state, local, or foreign law), as a transferee or successor.
(i)    No material deficiency for any Tax has been asserted or assessed by any taxing authority in writing against the Company or any of its Subsidiaries, except for deficiencies that have been satisfied by payment in full, settled or withdrawn.
(j)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in Contracts the primary purpose of which does not relate to Taxes.
(k)    Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course or in response to Tax audits).
(l)    Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non‑U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non‑U.S. Tax law).
(m)    Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(n)    Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)    The material unpaid Taxes of the Company and its Subsidiaries: (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(p)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)    change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii)    use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;
(iii)    “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non‑U.S. income Tax law) executed on or prior to the Closing Date;
(iv)    intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non‑U.S. income Tax law);
(v)    installment sale or open transaction disposition made on or prior to the Closing Date; or
(vi)    prepaid amount received on or prior to the Closing Date.
(q)    Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. 1.6011‑4(b).
(r)    Neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(s)    For purposes of this Agreement: (i) “Tax” shall mean any and all federal, state or local, domestic, foreign or multinational taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority, and (ii) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

SECTION 3.10. Employee Benefits.
(a)    Section 3.10(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Company Plan. With respect to each material Company Plan, the Company has made available to Parent true, current and complete copies (to the extent applicable) of (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any amendments thereto, other than any document that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority and the most recent actuarial valuation or similar report, (iii) the most recent IRS determination or opinion letter received by the Company, (iv) the most recent summary plan description, (v) each insurance or group annuity contract or other funding vehicle, (vi) the nondiscrimination testing results for the past three (3) plan years, if applicable and (vii) material non‑routine correspondence from any Governmental Authority with respect to any Company Plan within the past three (3) years.
(b)    Each Company Plan has been administered in compliance, in all material respects, with its terms and applicable Laws, including ERISA and the Code, as applicable. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Plan. There are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits and appeals thereof) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries and no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened or anticipated with respect to such plan.
(c)    No Company Plan is or was within the past six (6) years, and neither the Company nor any Commonly Controlled Entity sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, or is reasonably expected to have any material liability under any employee benefit plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. All contributions as of the date of this Agreement required to be made with respect to each Company Plan have been made, in all material respects. No liability under Title IV or Section 302 of ERISA, Section 412 or 4971 of the Code or similar provisions of non‑U.S. Laws has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full and, to the Knowledge of the Company, no condition exists that presents a risk to the Company of incurring such liability.
(d)    No Company Plan is or was within the past six (6) years, and neither the Company nor any Commonly Controlled Entity sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, or is reasonably expected to have any material liability under any multiemployer plan or plan that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 4063 of ERISA and none of the Company, any of its Subsidiaries or any Commonly Controlled Entity has (i) made or suffered a “complete withdrawal” or a “partial withdrawal” (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan during the six years prior to the date of this Agreement or (ii) received any notification that any such plan is in reorganization (within the meaning of Section 4241 of ERISA), has been terminated, is insolvent (within the meaning of Section 4245 of ERISA) or is in endangered or critical status (within the meaning of Section 437 of the Code or Section 305 of ERISA).

(e)    No Company Plan provides, nor is the Company or any of its Subsidiaries obligated to provide, benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code, or any other applicable Law, or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries).
(f)    Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) except as provided by this Agreement or pursuant to equity awards issued under the Company Stock Plan, accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any director, officer, employee or other service provider of the Company or any of its Subsidiaries under any Company Plan, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan, (iii) cause any “disqualified individual” to receive any “excess parachute payment” (each such term as defined in Section 280G of the Code) or (iv) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time. No Company Plan provides for the gross‑up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.
(g)    Each Company Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in all material respects, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Company Plan), and no additional Tax under Section 409A(a)(1)(B) of the Code has been incurred by a participant in any such Company Plan. No Company Stock Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the Company as of the date such Company Stock Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Stock Option.
(h)    The Company and each Commonly Controlled Entity have complied, in all material respects, with the requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and the Patient Protection and Affordable Care Act of 2010 with respect to each Company Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(i)    All Company Plans subject to the Laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in all material respects in accordance with all applicable Laws, (ii) if they are required to be registered, have been registered, and if they are intended to qualify for special tax treatment, meet all material requirements for such treatment, and (iii) if they are intended to be funded and/or book‑reserved, are fully funded and/or book reserved, in all material respects, based upon reasonable actuarial assumptions and applicable Law.
SECTION 3.11. Labor Matters. Except as set forth on Section 3.11 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company is a party to, or is bound by, any collective bargaining agreement or other Contract or agreement or arrangement with a labor organization or labor union (each, a “Labor Agreement”). Except as set forth on Section 3.11 of the Company Disclosure Letter, (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or similar organization and (iii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage by or with respect to the employees of the Company or any of its Subsidiaries and during the last three years there has not been any such action contemplated by clauses (i), (ii) and (iii). Each of the Company and its Subsidiaries is in compliance in all material respects with all Labor Agreements and all applicable Laws respecting employment and employment practices, including Laws concerning terms and conditions of employment, wages and hours, classification and occupational safety and health.
SECTION 3.12. Environmental Matters. The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Judgments relating to pollution or the protection of the environment or natural resources (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2015 alleging that the Company or any of its Subsidiaries is in material violation of, or have material liability under, any Environmental Law. The Company and its Subsidiaries possess and are in compliance, in all material respects, with all Permits required under Environmental Laws for the operation of their respective businesses (“Environmental Permits”). There is no material Action under or pursuant to any Environmental Law or any Environmental Permit that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has become subject to any material Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws. There are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Company or any of its Subsidiaries, nor has there been any Release of any Hazardous Materials therefrom, in material violation of or which could be the basis of material liability or material obligation under Environmental Laws. The Company has made available to Parent true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company or its Subsidiaries (or by a third party of which the Company or its Subsidiaries have knowledge) since January 1, 2015 in relation to the current business of the Company or any of its Subsidiaries or any real property presently owned, leased, or operated by the Company or any of its Subsidiaries (or its or their predecessors) that are in the possession, custody or control of the Company or any of its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 3.12 and in Section 3.05 and Section 3.06 shall be the sole and exclusive representations and warranties made by the Company with respect to Environmental Laws or other environmental matters.
SECTION 3.13. Intellectual Property.
(a)    Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by the Company or its Subsidiaries: (i) Registered Company Intellectual Property; (ii) Software or other material Business Systems, excluding unmodified, commercially available “off the shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $250,000, (iii) material unregistered trademarks or service marks, or (iv) any other material Intellectual Property, and specifies for each, the owner, and, if not solely owned by the Company or its Subsidiaries and/or the license pursuant to which the Company and/or its Subsidiaries have the right to use such Intellectual Property rights, and a description of such Intellectual Property.
(b)    The Company or one of its Subsidiaries exclusively owns all of the Registered Company Intellectual Property free and clear of all Liens (other than Permitted Liens). All of the Registered Company Intellectual Property is subsisting and valid and enforceable.

(c)    The Company and its Subsidiaries (i) own or have sufficient rights to use all material Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively, and together with any other Intellectual Property rights owned by the Company, the “Company Intellectual Property Rights”) free and clear of all Liens (other than Permitted Liens), (ii) have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of non‑public information comprising or relating to material Intellectual Property and (iii) have not disclosed any trade secrets or other material confidential information to any third party other than pursuant to a written confidentiality agreement pursuant to which such third party agrees to protect such confidential information, provided; however, that nothing in this Section 3.13(c) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property, which is the subject of Section 3.13(e). No loss or expiration of any of the Company Intellectual Property Rights is threatened, pending or, other than upon the expiration of a statutory term in the ordinary course as is reasonably foreseeable and such Company Intellectual Property Rights shall be available for use immediately after the Closing on materially identical terms and conditions as were applicable immediately prior to the Closing.
(d)    Except as set forth on Section 3.13(d) of the Company Disclosure Letter, no claims are pending or, to the Knowledge of the Company, threatened in writing, and since January 1, 2015, the Company has not been subject to or received any written notice or claim (i) challenging the ownership, validity, use, enforceability, patentability, or registrability by the Company or any of its Subsidiaries of any Company Intellectual Property Rights or (ii) alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property of any Person (including demands or offers to license any Intellectual Property rights from any other person), and with respect to each of the foregoing clauses (i) and (ii), to the Company’s Knowledge, there is no basis for any such claim.
(e)    Except as set forth on Section 3.13(e) of the Company Disclosure Letter, (i) since January 1, 2015, to the Knowledge of the Company, no Person has materially infringed, misappropriated, or otherwise violated the rights of the Company or any of its Subsidiaries in any Company Intellectual Property Rights, and the Company has not sent any written notice to or written threat against any Person alleging such infringement, misappropriation or violation and (ii) neither the Company nor any of the Subsidiaries of the Company has infringed, misappropriated or otherwise conflicted with, and the operation of the business of the Company and its Subsidiaries as currently conducted and contemplated to be conducted as of Closing, does not and will not materially violate, misappropriate, infringe, or otherwise conflict with the Intellectual Property of any other Person.
(f)    All past and present employees, consultants, and independent contractors of the Company and the Subsidiaries of the Company and/or other Persons who have had access to any confidential information or have that has contributed to or participated in the conception, creation or other development of any material Intellectual Property for the Company or any of its Subsidiaries (or has been employed or engaged to do so) have executed valid, written agreements with the Company or one of the Subsidiaries of the Company pursuant to which such Persons agrees to protect the confidential information and assigns to the Company or the applicable Subsidiary of the Company their entire right, title, and interest in and to any material Intellectual Property created or otherwise developed by such Person in the course of his, her or its relationship with the Company or the applicable Subsidiary of the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property rights.
(g)    There are, and for the past three (3) years have been, no defects or problems in or related to any of the Company’s products currently offered or under development by the Company that would prevent the same from performing in all material respects in accordance with their specifications or comply with applicable Laws.

(h)    The Company and/or one of the Subsidiaries of the Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Subsidiaries of the Company as currently conducted and as proposed to be conducted as of the Closing Date. The Company and each of the Subsidiaries of the Company maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and in the last thirty‑six (36) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all respects.
(i)    Neither the Company nor any Subsidiary of the Company is under any obligation, whether written or otherwise, to develop any Intellectual Property for any third party. Except as set forth in Section 3.13(i) of the Company Disclosure Letter, no Company Intellectual Property has been developed by or on behalf of Company or any Subsidiary of the Company using funding, facilities, personnel, or other resources of a university, college, or other educational institution or research center, municipal, local, provincial, state federal government or other Governmental Authority in any jurisdiction.
(j)    The Company, each of the Subsidiaries of the Company, and the business of the Company and its Subsidiaries as currently conducted and contemplated to be conducted comply and have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any privacy policies or related policies, programs or other notices, and any contractual obligations concerning the collection, dissemination, storage or use of personal information, including consumer credit information and health information, (iii) industry standards applicable to the industry in which the Company and its Subsidiaries operate their business, and (iv) all contractual commitments that the Company has entered into or is otherwise bound with respect to privacy and data security. The Company and its Subsidiaries have each implemented data security safeguards designed to protect the security and integrity of its Business Systems, including implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on‑site and off‑site of back‑up copies of critical data in its possession or control from unauthorized access or disclosure. In the past three (3) years, neither the Company nor any of the Subsidiaries of the Company has (i) experienced any actual or alleged data security breaches or (ii) been subject to or received notice of any audits, proceedings or investigations by, any Governmental Authority or other Person or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, including consumer credit information, or the violation of any applicable Privacy/Security Laws, and to the Company’s Knowledge, there is no reasonable basis for the same.
(k)    Except as set forth on Section 3.13(k) of the Company Disclosure Letter, no Company Intellectual Property Rights have been developed in any jurisdiction by or on behalf of Company or any Subsidiary of the Company using funding, facilities, personnel, or other resources of any (i) municipal, local, state, federal, foreign, multinational or other Governmental Authority; or (ii) university, college, or other educational institution or research center.
SECTION 3.14. No Rights Agreement; Anti‑Takeover Provisions.
(a)    Neither the Company nor any of its Subsidiaries are a party to any stockholder rights agreement, “poison pill,” voting trust or similar anti‑takeover agreement or plan or other agreements, understandings or Contracts with respect to the voting or disposition of the capital stock and other rights of the Company or any of its Subsidiaries.
(b)    Assuming the accuracy of the representations and warranties set forth in Section 4.12, and as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti‑takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.
SECTION 3.15. Property; Assets.
(a)    The Company or one of its Subsidiaries is the record and beneficial owner of the real property more particularly described on Section 3.15(a) of the Company Disclosure Letter (the “Owned Real Property”) and has good and marketable title to the Owned Real Property free and clear of all Liens (other than Permitted Encumbrances). The Company has no written notice (i) of any zoning violations with respect to the Owned Real Property, or (ii) of any other violations of applicable law relating to the Owned Real Property, which, in either case, could reasonably be expected to have an adverse impact on the transactions contemplated hereby or the Owned Real Property. There are no parties (other than the Company) in possession of the Owned Real Property.
(b)    The Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Encumbrances). The Company has delivered true, correct and complete copies of the Company Leases to Parent, and none of the same have been amended except pursuant to a written document delivered to Parent. Each of the Company Leases is in full force and effect, and constitutes the legal, valid and binding obligation of the Company, and, to the Knowledge of the Company, the lessor thereunder, enforceable against such parties in accordance with its terms, except to the extent that enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereinafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity. There is no uncured default, event of default or breach by the less under the Company Leases and no facts or circumstances exist that, with the passage of time or giving of notice, will or could constitute a default, event of default or breach under the Company Leases. No lessor under the Company Leases has asserted any claim that the Company is in default of any obligations under the Company Leases. Each of the Company and, to the Knowledge of the Company, the lessor thereunder has not received notice of any pending or threatened condemnation proceedings, lawsuits, or other administrative actions relating to the real property leased pursuant to the Company Leases. Each of the Company and, to the Knowledge of the Company, the lessor thereunder, has not received written notice (i) of any zoning violations with respect to the Company Leases, or (ii) of any other violations of applicable Law relating to the Company Leases, which, in either case, could reasonably be expected to have an adverse impact on the transactions contemplated hereby or the Company Leases. Section 3.15(b) of the Company Disclosure Letter sets forth a list of all material real property leases, subleases, licenses, tenancies and other occupancies (and any guaranties thereof) leased or used by the Company or their Subsidiaries.
(c)    The Company or its Subsidiaries has good and marketable title to, or, in the case of leased or subleased assets, valid and subsisting leasehold interests in, all the Company’s and its Subsidiaries’ material consolidated properties and assets, free and clear of all Liens except for Permitted Liens. The material machinery, equipment and other material tangible assets that the Company and its Subsidiaries own are free from material defects, have been maintained, in all material respects, in accordance with customary industry practice, are in good operating condition and repair, and are suitable for the purposes for which they are used (subject to normal wear and tear).
SECTION 3.16. Contracts.
(a)    Section 3.16(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
(i)    is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S‑K under the Securities Act or disclosed by the Company on a Current Report on Form 8‑K that has not been filed or incorporated by references in the Company SEC Documents (other than this Agreement);
(ii)    settlement or similar agreement or Contract with a Governmental Authority (x) involving future performance by the Company or any of its Subsidiaries to pay consideration of more than $2 million in the aggregate after the date of this Agreement or (y) which materially restricts or imposes material obligations upon the Company and its Subsidiaries, taken as a whole;
(iii)    Contract containing covenants that materially limits the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would reasonably be expected to materially limit the ability of the Surviving Corporation) to engage in any material business, or with any Person, to solicit or hire any employee or consultant or operate in any geographic area;
(iv)    with respect to a joint venture, partnership, limited liability company or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, or relates to the formation, creation, governance, economics or control of any such joint venture, partnership or other similar arrangement;
(v)    Contract that alone, or together with a series of related Contracts, requires the Company or any of its Subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries) in any such case which is in excess of $2 million;
(vi)    Contract that alone, or together with a series of related Contracts, relates to capital lease obligations of at least $1 million per year;
(vii)    any Contract that prohibits or restricts the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits or restricts the pledging of the capital stock of the Company or any Subsidiary of the Company or prohibits or restricts the issuance of guaranties by any Subsidiary of the Company;
(viii)    any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, in each case, that would be triggered by the Transactions;
(ix)    Collective bargaining agreement relating to any current or former employee of the Company or any of its Subsidiaries or their predecessors;
(x)    provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2 million, other than (A) Indebtedness solely between or among any of the Company and any of its wholly owned Subsidiaries or (B) letters of credit;
(xi)    relates to the acquisition or disposition of any business, assets, or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $2.5 million (A) that was entered into after January 1, 2017, or (B) pursuant to which any material earn‑out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $2.5 million after the date hereof (in each case, excluding for the avoidance of doubt, acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(xii)    is a Contract for the purchase of materials, supplies, goods, services, equipment or other assets which provided for aggregate payments by the Company or any Subsidiary of the Company of more than $10 million during the fiscal year ended December 31, 2017;
(xiii)    is a Contract with a customer of the Company or any Subsidiary of the Company, including distributors, which provided for aggregate payments to the Company or any Subsidiary of the Company of more than $10 million during the fiscal year ended December 31, 2017;
(xiv)    is (or contains provisions described in this clause (vii) that are or would reasonably be expected to be) material to the Company and its Subsidiaries, taken as a whole, and contains provisions that prohibit the Company or any of its Affiliates from competing in or conducting any line of business or grants a right of exclusivity or “most favored nation” right to any Person that prevents the Company or any of its Affiliates from entering any territory, market or field or freely engaging in business anywhere in the world, other than (A) Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than ninety (90) days’ notice without payment by the Company or any of its Subsidiaries of any material penalty, (B) distribution or customer Contracts entered into in the ordinary course of business granting exclusive rights to sell or distribute certain of the Company’s products, (C) license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use and (D) Contracts with customers entered into in the ordinary course of business granting a “most favored nation” right to such customer in respect of certain of the Company’s products or services; or
(xv)    is a license, royalty or other Contract involving the grant or receipt of rights to any Company Intellectual Property or any restriction or agreement regarding the enforcement or assertion of such rights (other than generally commercially available, “off‑the‑shelf” software programs or non‑exclusive licenses granted by the Company or any Subsidiary of the Company in the ordinary course of business which do not contain any material restriction or condition on the use or exploitation of any Intellectual Property by the Company or any Subsidiary of the Company, and in each instance, which would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $1 million per any twelve‑month period).
(b)    (i) Each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all material obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any material breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a material breach or default on the part of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any counterparty under such Material Contract, and (v) the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract. The Company has made available to Parent true, correct and complete copies of all Material Contracts.
SECTION 3.17. Government Contracts.
(a)    During the past three (3) years: (i) no Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company or any Subsidiaries of the Company in writing that the Company or any of its Subsidiaries has breached or violated any law, regulation, certification, representation, clause, provision or requirement pertaining to such Government Contract, except for breaches or violations that would not, individually or in the aggregate, reasonably be expected to materially interfere with the conduct of their operations in the manner in which they are presently conducted, taken as a whole; (ii) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any of the Company Employees, is suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for United States Government contracting or contracting with any foreign government; and (iii) neither the Company nor any Subsidiary of the Company has received written notice of the termination for default or for convenience of, or intention or show cause to terminate for default or intention to terminate for convenience, any material Government Contract.
(b)    The Company’s cost accounting system complies with the Cost Accounting Standards (as defined in the Federal Acquisition Regulations, 48 C.F.R. Chapter 99) and, during the past three (3) years, its bids for Government Contracts have complied, in all material respects, with the Truth in Negotiations Act (as codified at 10 U.S.C. § 2306a and 41 U.S.C. 254b).
(c)    The Company and its U.S. Government Subsidiaries maintain and possess, and will as of the Effective Time maintain and possess, facility clearances granted pursuant to the National Industrial Security Program Operating Manual by either the Department of Defense or such other U.S. government agencies to perform the classified Government Contracts and as otherwise reasonably necessary for the continued conduct of the U.S. Government Business, in substantially the same manner as conducted as of the date hereof.
(d)    With respect to each Government Contract or each outstanding Government Bid, (i) the Company and the Subsidiaries have complied with all material terms and conditions whether incorporated expressly, by reference or by operation of Law; (ii) all representations, certifications and warranties executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were current, accurate and complete as of their effective date, the Company and the Subsidiaries are, to the extent required, in compliance with all such representations, certifications and warranties in all material respects, and to the extent there have been any material changes to such representations, certifications and warranties, the Company or the Subsidiary has notified the appropriate Governmental Authority; (iii) no material cost incurred by the Company and the Subsidiaries pertaining to such Government Contract or Government Bid has been formally questioned, challenged, or disallowed, nor, to the Company’s Knowledge, is any such cost the subject of any investigation, by a Governmental Authority; (iv) no money due to the Company or the Subsidiaries pertaining to such Government Contract or Government Bid has been withheld or offset nor has any claim been made to withhold or offset money, and, subject to applicable rate approvals, the Company and the Subsidiaries are entitled to all progress payments received with respect thereto; and (v) no price reductions for defective cost or pricing have been issued.
(e)    (i) Neither the Company nor the U.S. Government Subsidiaries, nor any of the Company’s or the U.S. Government Subsidiaries’ directors or officers or principals as defined by Federal Acquisition Regulation 52.209‑5(a)(2) is/are (or for the last three (3) years has/have been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that would, individually or in the aggregate, reasonably be expected to result in material liability or have a material effect on the Company and its Subsidiaries, taken as a whole; and (ii) within the past three (3) years, neither the Company nor any of the U.S. Government Subsidiaries have entered into any consent order or administrative agreement, or undertaken any internal investigation or audit relating directly or indirectly to any Government Contract or Government Bid that has had or would, individually or in the aggregate, reasonably be likely to result in material liability or have a material effect on the Company and its Subsidiaries, taken as a whole.

(f)    Neither any Governmental Authority nor any prime contractor, subcontractor or other Person has asserted any claim or initiated any dispute proceeding against the Company and the Subsidiaries relating to Government Contracts or Government Bids. From January 1, 2015 to the date hereof, neither the Company nor any of the Subsidiaries has asserted any claim or initiated any dispute proceeding, directly or indirectly, against any such party concerning any Government Contract or Government Bid.
(g)    The Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto.
SECTION 3.18. Insurance. All insurance policies of the Company and its Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in all material respects in terms, risks covered and coverage amounts for companies or properties of similar size in the industries and locales in which the Company and its Subsidiaries operate and (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof. There is no material claim by the Company or any Subsidiary of the Company pending under any insurance policies which has been denied or disputed by the insurer. Neither the Company nor any Subsidiary of the Company has received any written notice of cancellation or termination with respect to any material insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company or any of its Subsidiaries. The Company and its Subsidiaries and their respective assets and properties, have at all times since January 1, 2015, been and are insured, to the extent required by Law or any Contract to which the Company or any of its Subsidiaries are party. As of the date hereof, no policy limits applicable to any insurance policies of the Company or any of its Subsidiaries have been exhausted or materially reduced. Section 3.18 of the Company Disclosure Letter sets forth each insurance policy as of the date hereof that insures the properties, assets, businesses, directors, officers and employees of the Company or its Subsidiaries or is otherwise maintained by the Companies or its Subsidiaries, including for each (i) the type of insurance, (ii) name of the insurer, (iii) the policy term, (iv) the policy number and (v) any limits and retentions (including a description of any self‑insured liabilities if applicable).
SECTION 3.19. Information Statement. None of the information included or incorporated by reference in the letter to the stockholders or information statement to be filed with the SEC in connection with the Merger on Schedule 14C (collectively, the “Company Information Statement”), will, at the date it is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Company Information Statement. The Company Information Statement will comply as to form, distribution and mailing in all material respects with the requirements of the Exchange Act. The Company is not subject to the requirements of Section 12 of the Exchange Act.
SECTION 3.20. Suppliers and Distributors.  Section 3.20 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest suppliers, vendors, distributors or purchasing agents (“Suppliers”) of the Company and its Subsidiaries (based on the dollar value of purchases from the fiscal year ended December 31, 2017). As of the date of this Agreement, none of the foregoing Suppliers has materially reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, supplying such goods, materials or services to the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.

SECTION 3.21. Customers.  Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of the ten largest customers (“Customers”) of the Company and its Subsidiaries (based on the dollar value of purchases from the fiscal year ended December 31, 2017). As of the date of this Agreement, none of the foregoing Customers has materially reduced or otherwise discontinued, or, to Knowledge of the Company, threatened to materially reduce or discontinue, purchasing such goods, materials or services from the Company or any of its Subsidiaries on terms and conditions substantially similar (including with respect to pricing) as those in effect on the date hereof.
SECTION 3.22. Affiliate Transactions. No Related Party is, and to the Knowledge of the Company, no former senior employee, director or officer of the Company or its Subsidiaries is, a party to any Contract with or binding upon the Company or its Subsidiaries (other than employment agreements) or any of their respective properties or assets or has any material interest in any property used by the Company or its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2015, in either case that would be required to be disclosed under Item 404 of Regulation S‑K under the Securities Act (a “Company Affiliate Transaction”) that has not been so disclosed.
SECTION 3.23. Anti‑Corruption Laws, Sanctions, Import and Export Controls.
(a)    The Company and its Subsidiaries, and their officers, directors, employees, and, to the Knowledge of the Company and its Subsidiaries, the distributors and agents of the Company or its Subsidiaries are, and since January 1, 2015, have been, in compliance in all material respects with Anti‑Corruption Laws. Neither the Company nor any of its Subsidiaries has, since January 1, 2015, received any written allegation, demand notice, or order, in each case, from a Governmental Authority with respect to, or launched any internal investigation or made any voluntary disclosure concerning, a material breach of or material liability under Anti‑Corruption Laws. The Company and its Subsidiaries implement and maintain internal controls, policies and procedures intended to detect, prevent and deter violations Anti‑Corruption Laws.
(b)    Neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees), since January 1, 2015, has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee (including any employee of a state‑owned or state‑controlled enterprise), political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was not in compliance in all material respects with the Laws of any applicable federal, state, local or foreign jurisdiction.
(c)    The Company and its Subsidiaries do not, and have not since January 1, 2015, carried on any business, directly or indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea.
(d)    The Company and its Subsidiaries, and each of their respective officers, directors and employees and, to the Knowledge of the Company, each of their respective agents, distributors, or sub‑distributors or to the Knowledge of the Company, any other Persons while acting for or on behalf of them is and has since January 1, 2015 been in compliance with: (i) all applicable sanctions laws, including the U.S. economic sanctions laws administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the United Kingdom and the European Union (the “EU”); (ii) any laws or regulations regarding the importation of goods, including the U.S. import laws administered by U.S. Customs and Border Protection; (iii) all applicable export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce (“Commerce”), the International Traffic in Arms Regulations Administered by the U.S. Department of State and the EU Dual Use Regulation; and (iv) the anti‑boycott regulations administered by Commerce and the U.S.

Department of the Treasury (collectively, the “Customs & International Trade Laws”), related to the regulation of exports (including deemed exports), re‑exports, transfers, releases, shipments, transmissions, imports or similar transfer of goods, technology, software or services, or any other transactions or business dealings, by or on behalf of any member of the Company and its Subsidiaries. Without limiting the foregoing: (x) neither the Company nor any of its Subsidiaries has made any voluntary or involuntary disclosure or received written notice that it is subject to any civil or criminal investigation, proceeding, audit or any other inquiry, or has conducted any internal investigation, or is aware of any allegation involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws; and (y) there is no pending or, to the Knowledge of the Company, threatened Action pending against, or, to the Knowledge of the Company, investigation by a Governmental Authority of, the Company or any of its Subsidiaries, nor is there any order imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its Subsidiaries by or before any Governmental Authority, in each case in connection with any allegation involving or otherwise relating to any alleged or actual violation of any Laws relating to the Customs & International Trade Laws.
(e)    None of the Company or any of its Subsidiaries, and each of their respective officers, directors and employees and, to the Knowledge of the Company, each of their respective agents, distributors, or sub‑distributors or to the Knowledge of the Company, any other Persons while acting for or on behalf of them, has since January 1, 2015 been, or is designated on, or is owned 50% or more in the aggregate or controlled by any party that has been or is designated on, any list of restricted parties maintained by any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s list of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, Commerce’s Denied Persons List, the Commerce Entity List, the Debarred List maintained by the U.S. Department of State, and the EU Consolidated List.
SECTION 3.24. Product Warranty. Except for conditions or warranties implied or imposed by applicable Laws or otherwise contained in any Company’s or its Subsidiary’s standard terms and conditions of sale and except as given in the ordinary course of business, neither Company nor any Subsidiary of the Company has given a condition or warranty in respect of any Products supplied, manufactured, sold or delivered by it. Each Product conforms in all material respects with the published specifications for such Product, all applicable contractual commitments and all applicable express and implied warranties. Neither any Company nor any Subsidiary of the Company has any liability or obligation (and to the Company’s knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any liability or obligation) for replacement or repair thereof, indemnification with respect thereto or other damages in connection therewith, except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice and in an amount, number and severity consistent with past practice.
SECTION 3.25. Product Liability. Except as set forth in Section 3.25 of the Company Disclosure Letter, there are no claims alleging bodily injury or other damage in excess of 500,000 dollars ($500,000) as a result of any Product or the breach of any duty to warn, test, inspect or instruct of dangers of any Product that are currently pending or threatened in writing against the Company or any Subsidiary of the Company or, to the knowledge of the Company, against any entity, including but not limited to suppliers, warehousers, distributors, and contract manufacturing organizations, that contracts with the Company or any Subsidiary of the Company as its relates to, or may reasonably affect, the Company or any of its Subsidiary’s Products.
SECTION 3.26. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinions of Goldman Sachs & Co. LLC and Moelis & Company LLC, to the effect that, as of the date of such opinions and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair from a financial point of view to such holders. It is agreed and understood that each such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.
SECTION 3.27. Brokers and Other Advisors. Except for Goldman Sachs & Co. LLC and Moelis & Company LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
SECTION 3.28. No Other Representations or Warranties. Parent and Merger Sub acknowledge and agree, on behalf of themselves and their respective Affiliates and Representatives, that except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward‑looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Parent nor Merger Sub nor any of their Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each represent and warrant to the Company:
SECTION 4.01. Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02. Authority; Noncontravention.
(a)    Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver, in the case of Parent, this Agreement to perform its obligations hereunder and thereunder, as applicable, and to consummate the Transactions. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has adopted resolutions (i) unanimously approving the Merger and the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions, (ii) declaring that this Agreement and the Transactions are advisable and in the best interests of the sole stockholder of Merger Sub and (iii) directing that this Agreement be submitted to Parent, as sole stockholder of Merger Sub entitled to vote thereon, for adoption thereby, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, will adopt this Agreement and approve the Transactions by written consent duly executed and delivered immediately following the execution and delivery of this Agreement and will promptly deliver to the Company a true and complete copy of its action by written consent adopting this Agreement and approving the Transactions in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub prior to the Closing. Except as expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been (or will be, as the case may be) duly executed and delivered by Parent and by Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes (or will constitute, as the case may be) a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    The execution and delivery of this Agreement by Parent and by Merger Sub, the consummation by Parent or Merger Sub of the Transactions and the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will not (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, or cancelation of any obligation or to the loss of any benefit under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.03. Governmental Approvals. Except for (a) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (b) filings required under, and compliance with other applicable requirements of, (i) the HSR Act and (ii) the other Antitrust Laws set forth in Section 3.04(c) of the Company Disclosure Letter, (c) obtaining CFIUS Clearance, (d) obtaining AWG Clearance, and (e) the submission of an overseas direct investment report (related to the Transactions) and a foreign exchange report (related to the Guarantee) pursuant to the Korean Foreign Exchange Transaction Regulations, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.04. Ownership and Operations of Merger Sub. Parent owns, and at and immediately prior to the Effective Time will own, beneficially and of record, all of the outstanding capital stock of Merger Sub, free and clear of all Liens except for such Liens and transfer restrictions of general applicability as may be provided under the Securities Act. Merger Sub has been formed solely for the purpose of engaging in the Transactions, and immediately prior to the execution of this Agreement, Merger Sub does not have any liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.
SECTION 4.05. Sufficiency of Funds.
(a)    Parent has, or at the Closing will have together with the proceeds of the Guarantee, sufficient cash to enable Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses required to be paid on such date. Parent has the financial resources and capabilities, together with the proceeds of the Guarantee, to fully perform all of its obligations under this Agreement.
(b)    Without limiting Section 8.08, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.
SECTION 4.06. Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 6.01 and Section 6.02 have been satisfied or waived and (b) the consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents fairly presents the consolidated financial condition of the Company as at the end of the periods covered thereby and the consolidated results of earnings of the Company for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, the payment of the aggregate consideration to which the stockholders and other holders of equity securities and rights and options to purchase equity securities of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its Subsidiaries, on a consolidated basis, will not: (i) be insolvent (either because their financial condition is such that the sum of their debts, including contingent and other liabilities, is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond their ability to pay them as they become due.

SECTION 4.07. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
SECTION 4.08. Certain Arrangements. Except for the shareholder support agreement by and among Parent, Euro VI (BC) S.à r.l. and OCM Opps MTIV Holdings, LLC dated as of the date of this Agreement, and any other agreement or instrument contemplated by or referenced in this Agreement, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, or authorized, committed or agreed to enter into any with any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company or any member of the Company’s management or directors that is related to the transactions contemplated by this Agreement.
SECTION 4.09. No Other Company Representations or Warranties. Parent and Merger Sub each acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties expressly set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives, or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward‑looking information, business plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data‑rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the Transactions, each of Parent, Merger Sub and their respective Affiliates and Representatives have relied on the results of such investigation and the representations and warranties expressly set forth in Article III.
SECTION 4.10. Information Supplied. None of the information provided by or on behalf of Parent for inclusion or incorporation by reference in the Company Information Statement (including any amendments or supplements thereto), will, at the time such Company Information Statement is filed with the SEC and when first mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 4.11. Legal Proceedings. Except as would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or threatened Action against Parent or Merger Sub or any of their respective Affiliates or (b) Judgment imposed upon or affecting Parent or Merger Sub or any of their respective Affiliates, in each case, by or before any Governmental Authority.
SECTION 4.12. Ownership of Company Common Stock. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been at any time during the last three years, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL. Neither Parent nor Merger Sub nor any of their controlled Affiliates own any shares of Company Common Stock.
ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS
SECTION 5.01. Conduct of Business.
(a)    Except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), (i) the Company shall, and shall cause each of its Subsidiaries to, use its and their commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice, and (ii) the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to preserve its and each of its Subsidiaries’ business organizations (including the service of key officers and employees) substantially intact and preserve existing relations with key customers, suppliers and other Persons with whom the Company or its Subsidiaries have significant business relationships, in each case, consistent with past practice; provided, that, for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by Section 5.01(b).
(b)    Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    (A) split, combine, divide, subdivide, reverse split, consolidate, reclassify, recapitalize or effect any other similar transaction with respect to any of its or its Subsidiaries’ capital stock or (B) issue, sell, or dispose of (or authorize the issuance, sale or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock upon the vesting or settlement of Company RSUs or the grant of Company RSUs or any other award permitted to be granted under the Company Stock Plan, on terms and conditions consistent with Section 5.01(b)(i) of the Company Disclosure Letter);

(ii)    sell or propose the sale of any JV Entity’s capital stock that is directly or indirectly held by the Company or its Subsidiaries;
(iii)    (A) incur any indebtedness or obligations for borrowed money, including any indebtedness evidenced by notes, bonds, debentures or similar Contracts, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any of the foregoing indebtedness, obligations or debt securities of another Person or enter into any “keep well” or other agreement to maintain any of the foregoing (collectively, “Indebtedness”), except for (1) intercompany Indebtedness among the Company and its wholly owned Subsidiaries, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) guarantees by the Company of Indebtedness of its Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.01(b)(iii) and (4) Indebtedness incurred under the Senior Secured Credit Facility or other existing bank lines of credit in effect as of the date hereof used to fund short term working capital requirements of Subsidiaries of the Company organized outside of the United States (including in respect of letters of credit); provided, that the aggregate amount of Indebtedness (other than in respect of letters of credit issued in the ordinary course of business) incurred pursuant to this clause (4) shall not exceed $5 million at any time, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions, investments or advances to any Person;
(iv)    grant any material refunds, credits, rebates or other allowances to any supplier, vendor, distributor or franchisee, other than in the ordinary course of business consistent with past practice;
(v)    directly or indirectly, purchase, redeem or otherwise acquire any shares of its or its Subsidiaries capital stock or any rights, warrants or options to acquire any such shares;
(vi)    enter into any Contract with respect to the voting or registration of the shares of the Company’s or its Subsidiaries’ capital stock or other securities or equity interests;
(vii)    sell, lease, license, transfer, exchange or swap, abandon or otherwise dispose, or mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict, or subject to any lien (in each case, other than Permitted Encumbrances), in a single transaction or series of related transactions, any of its properties or assets, including, but not limited to, any Intellectual Property, Owned Real Property and Company Leases, except (A) ordinary course dispositions of inventory and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (B) factoring of accounts receivable or (C) sales, leases, licenses or transfers in the ordinary course of business consistent with past practice;
(viii)    make any acquisition of, or investment in, any properties, assets, securities or business (including by merger, sale of stock, sale of assets or otherwise) if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $5 million, except for the acquisitions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice or as may otherwise be contemplated by the Company’s 2018 capital budget as approved and adopted by the Company’s Board of Directors, which is set forth in Section 5.01(b)(viii) of the Company Disclosure Letter (including, for the avoidance of doubt, the contemplated expenditure of approximately $30 million by certain Company Subsidiaries to acquire a 24% equity interest in the capital stock of Zhejiang Xinan Momentive Performance Materials Co., Ltd (“Xinan JV”);

(ix)    except as required pursuant to the terms of any Company Plan, in effect on the date of this Agreement, (A) grant to any employee of the Company any increase in compensation, other than increases and payouts of compensation to employees in the ordinary course of business, (B) grant to any employee of the Company any increase in severance, retention or termination pay, (C) establish, adopt, enter into, amend or terminate any Labor Agreement or material Company Plan, (D) take any action to accelerate funding or any rights or benefits under any Company Plan, (E) grant or amend any equity or other incentive awards, (F) hire or appoint any employee whose base salary and target bonus opportunity exceeds $200,000 per annum or promote any employee to a position with a base salary and target bonus opportunity that exceeds $200,000 per annum or (G) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;
(x)    make any material changes in financial accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S‑X under the Securities Act, or (C) by any Governmental Authority;
(xi)    amend the Company Charter Documents or amend or authorize or permit the Subsidiaries of the Company to amend the certificate of incorporation, by‑laws or other comparable charter or organizational documents of the Subsidiaries of the Company, whether by merger, consolidation, conversion or otherwise;
(xii)    waive, release, assign, settle or compromise any pending or threatened Action or other claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise against the Company or any of its Subsidiaries or any of their respective directors or officers with respect to their positions as such with the Company or its Subsidiaries or the operation of the business thereof, other than settlements or compromises of any pending or threatened Action (A) pursuant to Section 5.08, (B) reflected or reserved against in respect of such Action in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Filed SEC Documents for an amount not in excess of the lesser of the amount so reflected or reserved and $1 million, or (C) if the amount of all such settlements and compromises does not exceed $1 million individually or $5 million in the aggregate; provided, that no settlement or compromise of any pending or threatened Action may involve any injunctive or equitable relief or impose restrictions on the business activities of the Company or its Subsidiaries, involve any admission of any wrongdoing by the Company or its Subsidiaries or any of their respective officers or directors, or involve any license, cross license or similar arrangement with respect to Intellectual Property;
(xiii)    permit any material item of Company Intellectual Property Rights to lapse or to be abandoned, invalidated, dedicated, or disclaimed, or otherwise become unenforceable, or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company Intellectual Property Rights;
(xiv)    (A) make any material change (or file a request to make any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax liability, audit claim or assessment, (D) surrender any right to claim a material Tax refund, (E) file any amended Tax Return with respect to any material Tax, (F) enter into any closing agreement with respect to any material Tax or (G) waive or extend the statute of limitations with respect to any Tax Return reporting a Tax liability in excess of $10 million, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;
(xv)    adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
(xvi)    declare, set aside for payment, establish a record date for, authorize or pay any dividends on or make any distribution with respect to its or its Subsidiaries’ outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by wholly owned Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;
(xvii)    enter into, amend, modify, extend, renew or terminate any lease other than in the ordinary course of business consistent with past practice; provided, that any entrance into any amendment, modification, extension, renewal or termination of a lease with rental and other payments in excess of $500,000 annually as averaged over the term thereof shall not be deemed to be in the ordinary course of business consistent with past practice;
(xviii)    enter any new line of business outside of its existing business as of the date hereof;
(xix)    enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction;
(xx)    fail to use commercially reasonable efforts to maintain in full force and effect existing insurance coverage in all material respects;
(xxi)    enter into or adopt any “poison pill” or similar stockholder rights plan;
(xxii)    other than in the ordinary course of business or as required by Law, (A) enter into, modify, amend, terminate or waive, in each case in any material respect any rights or claims under any Material Contract or (B) enter into any new agreement or contract that would have been considered a Material Contract if it were entered into prior to the date of this Agreement; or
(xxiii)    authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
(c)    Without limiting in any way any party’s rights or obligations under this Agreement (including this Section 5.01), nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent the requirement of such consent would violate any Law.
SECTION 5.02. Solicitation; Change in Recommendation.
(a)    Except as expressly permitted by this Section 5.02, from and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall not, and shall cause its Subsidiaries not to and shall direct its and their Representatives not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non‑public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”) or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. The Company shall, and shall instruct and cause its Subsidiaries and each of their respective Representatives to immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) in connection with an Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. The Company shall promptly notify Parent (and in any event within twenty‑four hours) of the receipt of any Acquisition Proposal after the date hereof, which notice shall identify the third party making any Acquisition Proposal and shall include a summary of the material terms and conditions of any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Acquisition Proposal.
(b)    Notwithstanding Section 5.02(a), prior to the receipt of the Company Stockholder Approval, the Company’s Board of Directors, directly or indirectly through any Representative, may, subject to Section 5.02(c), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company’s Board of Directors reasonably believes in good faith, after consultation with outside legal counsel, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such third party non‑public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall be promptly (in all events within twenty‑four (24) hours) provided to Parent); provided, that the Company shall promptly provide to Parent and Merger Sub any material non‑public information that is provided to any such Person which has not previously been provided to Parent and Merger Sub.
(c)    The Company’s Board of Directors shall not take any of the actions referred to in Section 5.02(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty‑four (24) hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal or any request for non‑public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such Acquisition Proposal, indication or request and provide the details of the material terms and conditions of any such Acquisition Proposal, indication or request.

The Company shall keep Parent informed, on a current and prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including the material terms and conditions thereof any material amendments or proposed amendments. The Company shall promptly provide Parent copies of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party to the extent such information has not been previously provided to Parent.
(d)    Except as set forth in this Section 5.02(d), neither the Company’s Board of Directors nor any committee thereof shall (i)(A) fail to make, change, withdraw, withhold, amend, modify or qualify, or publicly propose to make, change, withdraw, withhold, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or (B) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the stockholders of the Company any Acquisition Proposal or Superior Proposal, (ii) make any public statement inconsistent with the Company Board Recommendation, (iii) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”), or (iv) authorize, cause or permit the Company or any of its Subsidiaries or any of their respective Representatives to enter into any Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, but not after, the Company’s Board of Directors may make a Company Adverse Recommendation Change or cause the Company to enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement with respect to an Acquisition Proposal only if the Board of Directors of the Company has reasonably determined in good faith, after consultation with its outside legal counsel, that (i) the failure to take such action would reasonably be expected to be inconsistent with the Company’s Board of Directors’ fiduciary duties under applicable Law, and (ii) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that prior to taking such action, (A) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall (1) state expressly that the Company has received an Acquisition Proposal that the Company’s Board of Directors intends to declare a Superior Proposal and that the Company’s Board of Directors intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis, but in each case redacted as necessary to exclude the identity of the third party making such Superior Proposal), and a description of any financing commitments relating thereto; (B) the Company shall, and shall cause its Subsidiaries to, and shall cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with Parent in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would cease to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (C) following the end of such Notice Period (as extended pursuant to the preceding clause (B)) the Company’s Board of Directors determines in good faith, after consulting with outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement; and provided, further, that the Company has complied with its obligations under this Section 5.02.

(e)    Nothing contained in this Section 5.02 shall prohibit the Company, after the receipt of advice from outside legal counsel that failure to disclose such position would constitute a violation of applicable Law, from (i) disclosing to its stockholders a position contemplated by Rule 14d‑9 or Rule 14e‑2(a) promulgated under the Exchange Act, provided that any disclosures permitted under this Section 5.02(e) that does not contain either an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change, or (ii) making any “stop‑look‑and‑listen” communication to the stockholders of the Company pursuant to Section 14d‑9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) in which the Company indicates that it has not changed the Company Board Recommendation.
SECTION 5.03. Efforts.
(a)    Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Section 5.03(c) below. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
(b)    In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
(c)    Each of the parties hereto agrees: (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within thirty (30) calendar days after the date of this Agreement, (ii) to make the appropriate filings under the Other Required Antitrust Laws as promptly as reasonably practicable and advisable following the date of this Agreement, (iii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and such Other Required Antitrust Laws and (iv) to promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions. Without limiting the foregoing, Parent shall promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any such Other Required Antitrust Law and resolve any objections asserted with respect to the Transactions under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Authority, in order to prevent the entry of, any Restraint that would prevent, prohibit, restrict or delay the consummation of the Transactions, including (A) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company or its Subsidiaries contemporaneously with or subsequent to the Effective Time, (B) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, (C) terminating existing relationships, contractual rights or obligations of the Company or its Subsidiaries, (D) terminating any joint venture or other arrangement of the Company or its Subsidiaries or (E) creating any relationship, contractual right or obligation of the Company or its Subsidiaries (or, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “ DOJ”) or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company, by consenting to such action by the Company (including any consents required under this Agreement with respect to such action)). Parent shall use reasonable best efforts to cause (and shall cause its “ultimate parent entity” as that term is defined in the HSR Act to cause) the filings under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Parent shall be responsible for all fees and expenses of the Company and its Affiliates in responding to any requests for additional information. Neither Parent nor Merger Sub shall, without the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), “pull‑and‑refile” pursuant to 16 C.F.R. 803.12 any filing made under the HSR Act, or take any similar action without prior written approval from the Company with respect to any filing made with any Governmental Authority. The Company and Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the Transactions and the Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC or under any Other Required Antitrust Laws. Nothing in this Agreement (x) shall require any party to take or agree to take any action with respect to its business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or Other Required Antitrust Laws or approvals from any other Governmental Authorities, unless the effectiveness of such agreement or action is conditioned upon the Closing or (y) shall require Parent or its Affiliates to (and neither the Company nor its Subsidiaries shall without the express written consent of Parent) defend through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Authority) in order to avoid entry of, or to have vacated or terminated, any Restraint that would prevent the Closing prior to the Outside Date.
(d)    Each of the parties hereto agrees to: (i) prepare and pre‑file with CFIUS a joint voluntary notice pursuant to the DPA with respect to the Transactions, and, following such pre‑filing, file a formal notice of the Transactions with CFIUS in accordance with the DPA (the “CFIUS Filing”), (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the DPA (and in all cases within the amount of time provided by CFIUS pursuant to the DPA) and (iii) use reasonable best efforts to as promptly as reasonably practicable (and in any event so as to enable the parties hereto to consummate the Transactions contemplated hereby prior to the Outside Date) take any and all steps necessary to obtain

CFIUS Clearance. Following submission of the CFIUS Filing, to the extent permitted by applicable Laws, each of the parties hereto shall reasonably cooperate to respond in a timely, accurate and complete manner to any questions received from CFIUS or its member agencies. No party hereto shall communicate with any Governmental Authority in respect of the CFIUS Filing without giving the other parties reasonable prior notice of such communication and, to the extent permitted by applicable Laws and such Governmental Authority, the opportunity to review and comment on any proposed written communication and, with respect to any oral communications, the opportunity to attend and/or participate in such oral communications. Notwithstanding any other provision in this Agreement, none of the parties hereto shall have any obligation to share with the others any confidential business information unrelated to the Transactions, including to the extent such information is requested by CFIUS. In furtherance of the above, each of the parties hereto shall use its reasonable best efforts to cooperate in all respects with each other in connection with the development and implementation of any mitigation plan or other related action which the parties hereto agree to be necessary to obtain the CFIUS Clearance and to avoid or prevent the imposition by CFIUS of a condition of any kind in respect of the Transactions and the consummation thereof (including any requirement by CFIUS that any party hereto enter into any additional agreement relating to the Transactions).
(e)    If the parties hereunder mutually agree to obtain AWG Clearance, each of the parties hereto agrees to: (i) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by BMWi pursuant to the AWG and/or AWV (and in all cases within the amount of time provided by BMWi) and (ii) use reasonable best efforts to as promptly as reasonably practicable (and in any event so as to enable the parties hereto to consummate the Transactions contemplated hereby prior to the Outside Date) take any and all steps necessary to obtain AWG Clearance. Following submission of the filing pursuant to AWG, to the extent permitted by applicable Laws, each of the parties hereto shall reasonably cooperate to respond to any questions received from BMWi or its subordinate agencies. No party hereto shall communicate with any Governmental Authority in respect of the AWG filing without giving the other parties reasonable prior notice of such communication and, to the extent permitted by such Governmental Authority, the opportunity to review and comment on any proposed written communication and, with respect to any oral communications, the opportunity to attend and/or participate in such oral communications. Notwithstanding any other provision in this Agreement, none of the parties hereto shall have any obligation to share with the others any confidential business information unrelated to the Transactions, including to the extent such information is requested by BMWi.
(f)    Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority (including any “4(c) documents” and “4(d) documents” as these terms are used in the rules and regulations under the HSR Act) and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions and (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions; provided, that any such information or materials referred to in (i) ‑ (iii) may be redacted (x) to remove references concerning the valuation of the Company and (y) as necessary to address reasonable attorney‑client or other privilege or confidentiality concerns. No party hereto shall independently participate in any meeting or communication with any Governmental Authority in respect of any such filings, investigation or other inquiry relating to this Section 5.03 without giving the other parties hereto reasonable prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting or communication.
SECTION 5.04. Publicity; Confidentiality.
(a)    The initial press release regarding the Merger shall be a joint press release of the parties hereto. Except in connection with (i) a Company Adverse Recommendation Change, or (ii) a press release or other public statement that is required by Law or the rules or regulation of any national securities exchange or interdealer quotation service or Governmental Authority, in each case, as determined in the good faith judgment of the party proposing to make such release, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto. Notwithstanding the foregoing, the Company may, without any consultation with Parent, make communications in support of this Agreement or the Merger and/or the transactions contemplated hereby.
(b)    Each of Parent and Merger Sub will comply with the applicable terms and conditions of the Confidentiality Agreements, each dated April 24, 2018, by and between the Company, on the one hand, and each of KCC Corporation, Wonik Holdings and SJL Partners, LLC, on the other hand (collectively, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other representatives to hold and treat, in confidence all confidential information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the Transactions in accordance with the applicable provisions of the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect each in accordance with its terms.
SECTION 5.05. Access to Information.
(a)    Subject to applicable Law, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, Parent shall be entitled (at Parent’s sole cost and expense), through its Representatives to have such access to the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests upon reasonable advance written notice in connection with Parent’s efforts to consummate the Transactions. Any such access and examination shall be conducted during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. The Company shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with such access and examination, and Parent and its Representatives shall reasonably cooperate with the Company and its Subsidiaries and their respective Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, (i) no such access or examination shall be permitted to the extent that (x) it could unreasonably disrupt the operations of the Company or any of its Subsidiaries, or (y) the Company determines in good faith that such access or examination could jeopardize the attorney‑client privilege or contravene any Law or material Contract of the Company, (ii) nothing in this Section 5.05 shall require cooperation to the extent that it would (A) cause any condition to the Closing set forth in Section 6.01 or Section 6.02 to not be satisfied or (B) cause any breach of this Agreement and (iii) the Company may elect to limit, or cause any of its Subsidiaries to limit, disclosure of any information to certain Persons designated, at the request of the Company, as a “clean team” of Parent (which Persons must be acceptable to the Company).

(b)    Notwithstanding anything to the contrary contained herein, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, (x) without the prior written consent of the Company, Parent and Merger Sub shall not, and shall cause their Representatives and Affiliates not to contact any suppliers, customers, independent contractors, landlords, lessors, banks, or any other Person whom the Company or any of its Subsidiaries have or have had a business relationship, other than with respect to matters not involving the Company or its Subsidiaries, this Agreement or Transactions; provided, that the Company shall have the right to have one or more Representatives present during any such contact in the event that it consents to such contact, and (y) neither Parent nor Merger Sub shall have any right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company. Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries from and against all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties that may be incurred by any of them arising out of or related to the use, storage or handling by Parent or its Representatives of (i) any personally identifiable information relating to employees, providers or customers of the Company or its Subsidiaries and (ii) any other information that is protected by applicable Law (including privacy Laws) or Contract to which Parent or its Representatives are afforded access pursuant to the terms of this Agreement. The Company does not make any representation or warranty as to the accuracy of any information provided (if any) pursuant to this Section 5.05, and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Article III; provided, that no investigation pursuant to this Section 5.05 by Parent, Merger Sub or their Representatives shall be deemed to modify any of the Company’s representations and warranties contained in Article III. No rights under this Section 5.05 may be exercised by Parent or any of its Representatives to prepare for, or otherwise in connection with, any Action relating to this Agreement. Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives and Affiliates not to, use any information obtained pursuant to this Section 5.05 for any competitive or other purpose unrelated to the consummation of the Transactions.
SECTION 5.06. Indemnification and Insurance.
(a)    From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company, or is or was serving at the request of the Company or any Subsidiary as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, officer, employee or agent of the Company or such Subsidiary, (B) the fact that an Indemnitee is or was a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company or such Subsidiary or (C) acts or omissions by an Indemnitee in the Indemnitee’s capacity as such or taken at the request or direction of the Company or such Subsidiary or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company, in each case under clauses (A), (B) or (C), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee) and (ii) assume

(in the case of the Surviving Corporation, following the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s certificate of incorporation and by‑laws (or similar organizational documents of any Subsidiary) as in effect on the date hereof. Parent, from and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation and each Subsidiary of the Company to contain provisions no less favorable to the Indemnitee thereunder with respect to limitation of liabilities and rights to advancement and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws (or equivalent governing documents) of the Company and each Subsidiary, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. For the avoidance of doubt, nothing contained herein shall require the Surviving Corporation to indemnify any Indemnitees to the extent such indemnification would not be permitted to be provided by the Company or any Subsidiary of the Company under applicable Law (including, for the avoidance of doubt, Section 145 of the DGCL). Any Indemnitee wishing to claim indemnification under this Section 5.06(a) with respect to any Action shall notify the Surviving Corporation of such Action promptly after becoming aware thereof. In addition, from the Effective Time, Parent shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided, that, the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such Person is not entitled to be indemnified pursuant to this Section 5.06(a) or applicable Law.
(b)    None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which rights to indemnification or advancement have been asserted by an Indemnitee hereunder or are otherwise available, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
(c)    For the six (6)‑year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Indemnitees who are currently (and any additional Indemnitees who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable in the aggregate to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance, of at least the same aggregate coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, that if the aggregate annual premium for such insurance exceeds 250% of the annual premium for such insurance as of the date hereof (the “Premium Cap”), then the Surviving Corporation or Parent shall cause to be provided a policy covering such individuals with as much coverage as reasonably practicable at a cost up to but not exceeding such Premium Cap. The Company may purchase, prior to the Effective Time, a six (6)‑year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, at an aggregate cost up to but not exceeding the aggregate maximum amount payable pursuant to the proviso above for such six year period. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d)    The provisions of this Section 5.06 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies shall be third party beneficiaries of this Section 5.06).
(e)    In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (x) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (y) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.
(g)    Parent’s and the Surviving Corporation’s obligations under this Section 5.06 shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that if any Claim (whether arising before, at or after the Effective Time) is brought against an Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the full and final resolution of such Claim.
SECTION 5.07. Employee Matters.
(a)    Subject to any applicable Labor Agreements, until December 31, 2019 (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide (i) base salary and annual cash bonus opportunities to each person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable, in each case, than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee that are no less favorable than those that would have been provided to such Continuing Employee under the applicable severance benefit plans, programs, policies, agreements and arrangements as in effect on the date hereof and (iii) employee benefit plans (other than base salary, annual bonus and long‑term incentive opportunities, severance benefits, equity compensation and defined benefit pension plans) to Continuing Employees that are substantially comparable in the aggregate to those provided to the Continuing Employees immediately prior to the Effective Time, in the case of clauses (i) and (iii), except to the extent such Continuing Employee’s employment with Parent or its Affiliates is terminated prior to the end of the Continuation Period.

(b)    Without limiting the generality of Section 5.07(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor in accordance with their terms all the Company Plans as in effect at the Effective Time, it being understood that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Corporation, to amend or terminate any Company Plan in the future in accordance with its terms. Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control” or “change of control” (or a term of similar import) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable.
(c)    With respect to all employee benefit plans of the Parent and its Subsidiaries, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time‑off and severance plans), for all purposes (except as set forth below), including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent that service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with the Parent and its Subsidiaries; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, (ii) for purposes of benefit accruals under any defined benefit retirement plan or (iii) for all purposes under any equity compensation plans and arrangements maintained by Parent and its Subsidiaries.
(d)    Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre‑existing condition limitations, exclusions, actively‑at‑work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre‑existing condition limitations, exclusions, actively‑at‑work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co‑payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co‑payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
(e)    The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 (i) is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, or shall limit the Parent’s or any of its Subsidiaries’ (including, after the Effective Time, the Surviving Corporation’s) ability to amend or terminate any compensation plan or program, (ii) obligates Parent or any of its Subsidiaries (including the Surviving Corporation) to retain the employment of any particular employee of the Company or any of its Subsidiaries following the Effective Time or (iii) results in any current or former director, employee, consultant or any other individual associated therewith being regarded for any purpose as a third‑party beneficiary of this Agreement or having the right to enforce the provisions hereof.
SECTION 5.08. Notification of Certain Matters; Stockholder Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions (“Transaction Litigation”) and (iii) any fact, event or circumstance that (x) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (y) is reasonably likely to result in the failure of any of the conditions set forth in Article VI to be satisfied. Each party hereto shall keep the other parties hereto reasonable informed of the status of any Transaction Litigation. The Company shall give Parent the opportunity to participate (but not control), at Parent’s sole cost and expense, in the defense of any Transaction Litigation involving the Company and shall give due consideration to Parent’s advice with respect to such Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
SECTION 5.09. Xinan Option. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.01, the Company shall (a) use reasonable best efforts to obtain confirmation and acceptance in writing from each of the other shareholders of Xinan JV with respect to the Company’s exercise of its option to purchase twenty‑four percent (24%) of the capital stock of Xinan JV and shall promptly provide written evidence of such confirmation and acceptance to the Parent; and (b) inform Parent on a prompt basis of the details of any developments (including communications received or given) in connection with the exercise of such option; provided, that the Company shall not be obligated to provide any such information to Parent if the provision of such details or other information would jeopardize the attorney‑client privilege or contravene any applicable Law; provided further, that the Company shall use reasonable best efforts to make such disclosure in a form or manner that would not jeopardize such privilege or contravene such Law (including by redacting or otherwise not disclosing any portion thereof the disclosure of which would jeopardize such privilege).
SECTION 5.10. Stockholders’ Written Consent; Information Statement.
(a)    Subject to the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of capital stock of the Company holding a majority or greater of the outstanding voting shares of such capital stock in favor of the adoption of this Agreement and approval of the Merger (the “Written Consent”) as is required to approve and adopt the Transactions (including the Merger) as soon as reasonably practicable, and in any event within eight (8) hours, after the execution of this Agreement.
(b)    As soon as practicable following the date of this Agreement, the Company shall prepare the Company Information Statement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company with the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder (as if applicable to the Company) to be set forth in the Company Information Statement. The Company shall not mail the Company Information Statement or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Company Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall use reasonable best efforts to ensure that the Company Information Statement will not on the date it is first mailed to stockholders of the Company and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 5.11. Transfer of Company Common Stock Owned by Parent. Prior to the Effective Time, Parent shall, and shall cause its Subsidiaries (other than Merger Sub) to, transfer all shares of Company Common Stock beneficially owned by Parent or any of its Subsidiaries, if any, to Merger Sub.
SECTION 5.12. Financing.
(a)    Prior to the Closing, the Company shall use its commercially reasonable efforts, and shall cause each of the Company Subsidiaries to use its respective commercially reasonable efforts, to provide to Parent, at Parent’s sole expense, all cooperation as may be reasonably requested by Parent in connection with arranging and obtaining the Debt Financing, including using commercially reasonable efforts to (i) upon reasonable prior notice, cause the Company’s appropriate senior officers to participate in a reasonable number of meetings and presentations with lenders and prospective lenders; (ii) provide all documentation and other information required by regulatory authorities under applicable “know your customer” and anti‑money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 to the extent requested at least ten Business Days prior to Closing; (iii) if required by the Debt Financing, reasonably facilitate the pledging of collateral for the Debt Financing, including by delivering original stock certificates, original stock powers and other equity instruments (together with appropriate original powers relating thereto) and original promissory notes (together with appropriate original note allonges relating thereto) to the Company on the Closing Date, provided that no pledge shall be effective until the Closing; (iv) furnish on a confidential basis to Parent, as promptly as reasonably practicable, such historical financial information and all other pertinent financial information regarding the Company and its Subsidiaries as is necessary and customary in connection with the Debt Financing, including in connection with the preparation of customary bank information materials, bank syndication materials, confidential information memoranda and similar customary marketing materials, as may be reasonably requested by Parent; (v) if required by the Debt Financing, execute and deliver, as of the Closing Date, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent; and (vi) reasonably assist in the preparation of schedules required in connection with the Debt Financing.
(b)    Notwithstanding anything in this Agreement to the contrary, (i) neither the Company, any of the Company’s Subsidiaries nor any of their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents and other representatives shall be required to pay (or agree to pay) any commitment or other fee or expense, provide any indemnities or incur any liability, adopt any resolutions or enter into any agreement in connection with the Debt Financing (other than resolutions adopted, agreements entered into and liability incurred by the Company and the Company’s Subsidiaries that only become effective upon the consummation of the Closing) (and none of the directors of the Company, acting in such capacity, shall be required to adopt any resolutions or enter into any definitive agreement with respect to the Debt Financing unless such directors will be continuing directors after the Closing Date), (ii) no actual or potential personal liability shall be imposed on the officers, directors, managers, employees, accountants, consultants, legal counsel, agents or other representatives of the Company or any of the Company’s Subsidiaries involved in connection with the Debt Financing, (iii) the Company and the Company’s Subsidiaries and their respective Representatives shall not be required to take any action that would (1) unreasonably interfere with the operation of the business of the Company or the Company’s Subsidiaries, (2) conflict with, or violate, the Company’s and/or any of the Company’s Subsidiaries’ organizational documents or applicable Law, (3) jeopardize or result in a loss or waiver of legal privilege or (4) result in a breach of, or a default under, any material contractual obligation of the Company or any of the Company’s Subsidiaries, (iv) nothing in this Section 5.12 shall require the Company or any of the Company’s Subsidiaries or their respective Representatives to (1) make any representation as to the solvency of the Company and/or the Company’s Subsidiaries or execute or deliver any solvency certificate or similar document, (2) deliver or obtain opinions of internal or external counsel, (3) waive or amend any terms of this Agreement, cause any condition to the Closing set forth in Section 6.01, Section 6.02 or Section 6.03 to not be satisfied or cause any breach of this Agreement or (4) provide (or be deemed to require the preparation of) any (a) pro forma financial statements or information, (b) information regarding any post‑Closing or pro forma cost savings, synergies, capitalization, ownership or other post‑Closing pro forma adjustments, (c) description of all or any portion of the Debt Financing, (d) projections or other forward‑looking statements relating to all or any component of the Debt Financing or (e) any audits, financial information or financial statements other than to the extent such audits, financial information or financial statements are readily available to the Company and are of a type and in a form customarily prepared by the Company. In addition, no action, liability or obligation of the Company, any of the Company’s Subsidiaries or any of their respective Representatives pursuant to any resolution, certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time.
(c)    The Company will use its commercially reasonable efforts to (x) provide customary assistance, upon Parent’s reasonable request and in accordance with the terms of the applicable indenture, in connection with any offers to purchase, exchange offers or consent solicitations made (any such offer or consent solicitation, a “Debt Offer”), in Parent’s discretion, by or on behalf of Parent, on terms determined by Parent in respect of the Company’s 3.88% First‑Priority Senior Secured Notes and 4.69% Second‑Priority Senior Secured Notes (collectively, the “Debt Securities”), provided that (A) the closing of any Debt Offer shall be conditioned upon the Closing, and any proposed amendments to the Debt Securities pursuant to the Debt Offer shall become effective no earlier than the Effective Time, (B) any such Debt Offer shall be consummated using funds provided by Parent, (C) the Company shall not be required to deliver any notice of redemption to the trustee of such Debt Securities or to the holders of such Debt Securities prior to the Closing and (D) the consummation of a Debt Offer with respect to any series of Debt Securities shall not be a condition to Closing; and (y) if requested by Parent, in lieu of Parent commencing a Debt Offer for any Debt Securities, (A) substantially simultaneously with the Effective Time, issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Debt Securities, pursuant to the redemption provisions of the applicable indenture and (B) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of such series of Debt Securities pursuant to the satisfaction and discharge provisions of the applicable indenture and the other provisions of such indenture applicable thereto; provided that prior to, or substantially concurrently with, the Company being required under clause (A) above to issue any notice of redemption to be issued substantially simultaneously with the Effective Time, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable indenture, sufficient funds to effect such redemption and satisfaction and discharge.
(d)    Parent shall indemnify and hold harmless the Company and its Subsidiaries, and their respective officers, directors, managers, employees, accountants, consultants, legal counsel, agents, and other representatives, from and against any and all claims, liabilities, losses, damages, judgments, fines, penalties or costs arising in whole or in part out of actions or omissions undertaken pursuant to this Section 5.12 or the provision of information utilized in connection therewith, except in the event that such claims, liabilities, losses, damages, judgments, fines, penalties or costs arose out of or result from the fraud of any such Person. Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out‑of‑pocket costs and expenses (including attorneys’ fees) incurred by the Company, the Company’s Subsidiaries or their respective Representatives in connection with the cooperation of the Company, the Company’s Subsidiaries and their respective Representatives contemplated by this Section 5.12.

ARTICLE VI
CONDITIONS TO THE MERGER
SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect (i) enjoining or otherwise prohibiting consummation of the Merger or (ii) prohibiting the integration of the German business of the Company with Parent in accordance with Sec. 59 para 1 sentence 1 AWV.
(b)    Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under (i) the HSR Act and (ii) the other Antitrust Laws set forth in Section 6.01(b) of the Company Disclosure Letter (the “Other Required Antitrust Laws”) shall have expired or early termination thereof shall have been granted and the approvals under the Other Required Antitrust Laws shall have been received.
(c)    Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(d)    CFIUS Clearance. The CFIUS Clearance shall have been obtained.
SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization), Section 3.03 (Authority, Noncontravention, Voting Requirements) (other than Section 3.03(d)(iii)), Section 3.14 (No Rights Agreement; Anti‑Takeover Provisions) and Section 3.27 (Brokers and Other Advisors) shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) (except where the failure of Section 3.02(a) or Section 3.02(b) to be true and correct is a De Minimis Inaccuracy), and (ii) set forth in the Agreement, other than those Sections specifically identified in clause (i) of this paragraph, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); provided, that for purpose of determining satisfaction of the condition set forth in this clause (ii) (including the representations and warranties to which this clause (ii) applies), “material” and “materiality” shall mean material to the Company and its Subsidiaries, taken as a whole.
(b)    Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under the Agreement and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)    Officer’s Certificate. The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.
(e)    Pay‑Off Letter. No fewer than two (2) Business Days prior to the Closing, the Company shall have delivered to Parent a copy of a duly executed customary pay‑off letter with respect to the Senior Secured Credit Facility in form reasonably satisfactory to Parent from the administrative agent under the Senior Secured Credit Facility (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions and (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release, and discharge of all obligations of the Company and its Subsidiaries under the Senior Secured Credit Facility (or than contingent indemnification obligations) and of all Liens thereunder.
SECTION 6.03. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)    Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under the Agreement and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.
(c)    Officer’s Certificate. Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by its president to the effect that the conditions set forth in Section 6.03(a), and Section 6.03(b) have been satisfied.
ARTICLE VII
TERMINATION
SECTION 7.01. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:
(a)    by the mutual written consent of the Company and Parent;
(b)    by either of the Company or Parent:
(i)    if the Effective Time shall not have occurred on or prior to June 13, 2019 (as such date may be extended pursuant to the immediately succeeding proviso or pursuant to Section 8.08, the “Outside Date”); provided, that if on the Outside Date any of the conditions set forth in Section 6.01(b) or Section 6.01(a) (to the extent relating to the matters set forth in Section 6.01(b)) shall not have been satisfied but all other conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), and if the Company provides written notice to Parent or Parent provides written notice to the Company on or prior to the second (2nd) Business Day prior to the initial Outside Date, then the Outside Date shall be extended to September 13, 2019 and such date shall become the Outside Date for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement in any material respect has been a principal cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this proviso);
(ii)    if any Restraint (A) restraining, enjoining or otherwise prohibiting the Merger or (B) prohibiting the integration of the German business of the Company with Parent in accordance with Sec. 59 para 1 sentence 1 AWV shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its obligations under this Agreement; or
(iii)    if (A) the CFIUS Clearance shall not have been obtained within one hundred and twenty (120) calendar days of the date the CFIUS Filing is accepted by CFIUS, (B) the President of the United States of America shall have made a determination under the DPA to suspend or to block the Transactions or (C) CFIUS shall have made a determination that there are unresolved national security concerns with respect to the Transactions such that the condition set forth in Section 6.01(d) shall not be capable of being satisfied.
(c)    by Parent:
(i)    if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.01(c)(i) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(ii)    if the Board of Directors of the Company or a committee thereof (A) shall have made a Company Adverse Recommendation Change, (B) withdrawn or modified in any manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement, or (C) approved or recommended any Acquisition Proposal; or
(iii)    if the Company shall have failed to deliver the Written Consent to Parent within eight (8) hours after the execution of this Agreement by each party.
(d)    by the Company:
(i)    if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (y) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub within thirty (30) Business Days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(ii)    prior to receipt of the Company Stockholder Approval, in connection with entering into an Company Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.02(d); provided, that prior to or concurrently with such termination the Company pays the Company Termination Fee due under Section 7.03(a).
SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their terms), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except, subject to Section 7.03, no such termination shall relieve any party from liability for damages to another party resulting from a knowing and intentional breach of this Agreement (for the avoidance of doubt, it being understood that the failure of a party to consummate the Closing when required under this Agreement shall constitute a knowing and intentional breach) or from fraud.
SECTION 7.03. Termination Fee.
(a)    In the event that:
(i)    this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(i) or by Parent pursuant to Section 7.01(c)(i) or Section 7.01(c)(iii); provided, that (A) a bona fide Acquisition Proposal shall have been made, proposed or otherwise communicated to the Company after the date of this Agreement and (B) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to the same Acquisition Proposal referred to in clause (A) and such Acquisition Proposal is subsequently consummated (even if after such twelve‑month period); provided, that, for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”; or
(ii)    this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii);
then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay the Company Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), simultaneously with such termination or (z) in the case of Section 7.03(a)(i), within two (2) Business Days after the consummation of the Acquisition Proposal referred to therein; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
As used herein, “Company Termination Fee” shall mean a cash amount equal to 4% of the aggregate Merger Consideration.
(b)    The Company acknowledges and agrees that the provisions for payment of the Company Termination Fee are an integral part of the Transactions and are included herein in order to induce Parent and Merger Sub to enter into this Agreement. If the Company fails to pay any amounts due under this Section 7.03 and Parent commences a suit which results in a final, nonappealable judgment against the Company, for any such amounts or any portion thereof, then the Company shall pay Parent’s costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on any such amounts at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made through the date of payment.

(c)    In the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a), payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, any of their respective former, current or future equityholders, controlling Persons, limited or general partners, managers, members, Affiliates, assignees or Representatives against the Company and its Subsidiaries and any of its or their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any representation or warranty (express or implied) made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Without limiting the foregoing, in consideration of the payment by the Company of the Company Termination Fee, Parent and Merger Sub unconditionally and irrevocably agree to (and will cause their respective Affiliates and each of the foregoing’s respective Representatives to) not exercise, and waive, any and all claims and rights it or they may have against the Company and its direct and indirect stockholders relating to or arising out of this Agreement or the transactions contemplated hereby (and the Company’s Subsidiaries and its and their respective directors, officers, employees, stockholders and Representatives).
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01. No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
SECTION 8.02. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval. Any amendment or supplement to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.
SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (ii) extend the time for the performance of any of the obligations or acts of the other party or (iii) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the stockholders of the Company without such approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.
SECTION 8.05. Counterparts. This Agreement (i) may be executed in one or more counterparts (including by e‑mail in .pdf format), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, (ii) shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto and (iii) to the extent signed and delivered by means of a scanned pages via e‑mail, shall be treated in all manner and respect as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.
SECTION 8.06. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for, if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement and the rights of the Company Related Parties set forth in Section 7.03(c), which are intended for the benefit of the Persons and shall be enforceable by such Persons.
SECTION 8.07. Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.
(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post‑judgment relief regarding, or any appeal from, a final trial court judgment.
SECTION 8.08. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence, the parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the Outside Date, any party hereto brings any action, in each case, in accordance with Section 8.08, to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by such other time period established by the court presiding over such action, as the case may be. Notwithstanding the foregoing, in no event shall Parent or Merger Sub be entitled to seek an award of specific performance or any other remedy (whether at law, in equity or otherwise) other than payment of the Company Termination Fee in any circumstance in which the Company Termination Fee is payable under Article VII hereof.
SECTION 8.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.
SECTION 8.10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by e‑mail

(with non‑automated written confirmation of receipt), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or e‑mail addresses:
If to Parent or Merger Sub, to it at:

c/o SJL Partners, LLC 26F Seoul Finance Center 136 Sejong‑daero, Jung‑gu Seoul, South Korea
Attention:	Ki Chan Park JP Park
Email:	kcpark@sjlpartners.com jppark@sjlpartners.com
and
c/o KCC Corporation 344 Sapyeong‑daero, Seoch‑gu, Seoul, South Korea
Attention:	Jae Hun Jung
Email:	jaeun@kccworld.co.kr
and
c/o Wonik Holdings Corporation Wonik Building, Pangyo‑ro 255‑20, Bundang‑gu, Seongnam‑si, Gyunggi‑do, South Korea
Attention:	Seungki Min
Email:	skmin@wonik.co.kr
with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP 23F, Seoul Finance Center 136 Sejongdaero, Jung‑gu Seoul, Korea
Attention:	C.J. Kim Iksoo Kim
Email:	kimc@gtlaw.com kimik@gtlaw.com
and
Greenberg Traurig, LLP 200 Park Avenue New York, NY, 10166
Attention:	Kenneth A. Gerasimovich
Email:	gerasimovichk@gtlaw.com
If to the Company, to it at:

Momentive Performance Materials Inc. 260 Hudson River Road Waterford, New York 12188
Attention:	John D. Moran
Email:	john.moran@momentive.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY, 10019‑6064
Attention:	Brian P. Finnegan Taurie M. Zeitzer
Email:	bfinnegan@paulweiss.com tzeitzer@paulweiss.com
or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
SECTION 8.11. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
SECTION 8.12. Definitions.
(a)    As used in this Agreement, the following terms have the meanings ascribed thereto below:
“3.88% First‑Priority Senior Secured Notes” means the 3.88% First‑Priority Senior Secured Notes due 2021 issued by the Company prior to the date hereof pursuant to the Indenture, dated as of October 24, 2014, by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.
“4.69% Second‑Priority Senior Secured Notes” means the 4.69% Second‑Priority Senior Secured Notes due 2022 issued by the Company prior to the date hereof pursuant to the Indenture, dated as of October 24, 2014, by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof.
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that is in a form reasonably acceptable to the Company and Parent, it being understood that such an agreement in substantially the form of the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non‑material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements) shall be considered a form acceptable to the Company and Parent.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to, in a single transaction or a series of related transactions, any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, joint venture, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Anti‑Corruption Laws” means all applicable Laws related to anti‑corruption, anti‑bribery and anti‑money laundering, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and any rules and regulations promulgated thereunder.
“AWG” means German Foreign Trade Act (Außenwirtschaftsgesetz).
“AWG Clearance” means that the merger is not prohibited under Section 4 para 1 and 2 AWG in conjunction with Section 55 para. 1 and para 3 and Section 59 para 1 sentence 1 AWV. This condition shall be deemed satisfied if either (i) the BMWi has issued a certificate of compliance (Unbedenklichkeitsbescheinigung) regarding the merger contemplated hereunder pursuant to Section 58 para. 1sentence 1 AWV; (ii) a certificate of compliance is deemed to have been issued pursuant to Section 58 para. 2 sentence 2 AWV because the BMWi did not, within two months of the receipt of the application for a certificate of compliance in accordance with Section 58 para 1 AWV, commence a formal investigation under Section 55 para. 1 sentence 1 AWV; (iii) after having initiated a formal investigation under Section 55 para 1 sentence 1 AWV, the BMWi has terminated such investigation without prohibiting the merger or imposing any Material Order upon the Parent or any of its Affiliates under Section 59 para 1 AWV; or (iv) after having initiated a formal investigation under Section 55 para 1 sentence 1 AWV, the BMWi has not prohibited the merger contemplated hereunder or imposed any Material Order upon the Parent within a period of 4 (four) months after receipt of all relevant documentation on the transaction required by the BMWi in accordance with Section 57 AWV.
“AWV” means the German Foreign Trade Ordinance (Außenwirtschaftsverordnung).
“BMWi” means the German Federal Ministry for Economic Affairs and Energy.
“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for the Company and/or any of its Subsidiaries in the conduct of the business of the Company or any Subsidiaries of the Company.

“Cash” means the items that comprise “cash and cash equivalents” in the Company’s consolidated balance sheet; provided, however, that “Cash” shall exclude (i) any prepaid deposits or other similar restricted cash and cash subject to any forbearance agreements and (ii) any long term financial assets; and provided, further, that if the Company (or any Subsidiary of the Company) shall not have made payments in connection with the exercise of its option to purchase twenty‑four percent (24%) of the capital stock of Xinan JV as of the date of delivery of the Actual Cash Amount in accordance with Section 2.02(a), the amount of such required payment (as specified in Section 5.01(b)(viii)) shall also be excluded from the definition of “Cash” and “Actual Cash Amount”.
“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.
“CFIUS Clearance” means that (i) CFIUS has concluded that any transaction contemplated by this Agreement is not a covered transaction and not subject to review under the DPA and notified the parties thereto of that conclusion in writing; (ii) CFIUS has issued a written notification that it has concluded its review (and, if applicable, any investigation) of the joint voluntary notice filed with it pursuant to Section 721 of the DPA in connection with any transaction contemplated by this Agreement and determined that there are no unresolved national security concerns with respect to such transactions; or (iii) CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the Transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Company Charter Documents” means the Company’s certificate of incorporation and by‑laws, each as amended and/or restated and in effect on the date of this Agreement.
“Company Employee” means (a) all employees of the Company or any U.S. Government Subsidiary employed as of the Effective Time (including any such employee on disability or other approved leave of absence as of such date); and (b) all individuals formerly employed by the Company whose employment primarily related to the U.S. Government Business and all former employees of any U.S. Government Subsidiary.
“Company Lease” means any lease, sublease, sub‑sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Company Plan” means each plan, program, policy, agreement or other arrangement covering current or former employees, directors or consultants, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), other than any plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a stock option, stock purchase, stock appreciation right or other stock‑based agreement, program or plan, (iv) an individual employment, consulting, severance, retention or other similar agreement or (v) a bonus, incentive, deferred compensation, profit‑sharing, retirement, post‑retirement, vacation, severance or termination pay, benefit or fringe‑benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability, other than any plan, program, policy, agreement or arrangement mandated by applicable Law.
“Company Stock Plan” means the MPM Holdings Inc. Management Equity Plan.
“De Minimis Inaccuracies” means any inaccuracies in the representations and warranties of the Company in Section 3.02(a) or Section 3.02(b) that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company.
“Debt Financing” means any debt financing incurred by Parent or its Subsidiaries for the purposes of funding a portion of the transactions contemplated by this Agreement.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations thereunder, as amended.
“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.
“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third‑party right or encumbrance of any kind or nature.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self‑regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“Government Bid” means any offer, quotation, bid or proposal to sell products or services made by the Company or a U.S. Government Subsidiary to any Governmental Authority as defined below or any prime contractor or a subcontractor (at any tier) to a Government Contract prior to the Closing Date which, if accepted, would result in a Government Contract.
“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Government Bid, or other mutually binding legal agreement between the Company or a U.S. Government Subsidiary, on the one hand, and (a) a Governmental Authority, (b) any prime contractor to a Governmental Entity or (c) any subcontractor (at any tier) with respect to any contract described in clause (a) or (b), on the other hand. A task or delivery order issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent (including, without limitation, crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patent (including all reissues, divisions, continuations, continuations‑in‑part and extensions thereof), patent application or invention and discovery; any trademark, trademark registration, trademark application, service mark, trade name, logo, business name or brand name; any copyright, copyright registration, design, design registration or database rights; any internet domain name, and registrations and applications therefor; trade secret, confidential know‑how, confidential customer data, or other confidential information, whether tangible or intangible, including algorithms, ideas, designs, formulas, methods, processes, programs, prototypes, systems and techniques; and computer software (including source and object codes, databases and related documentation), in each case to the extent confidential; and all goodwill associated with any trademark or domain name.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to the Company, the knowledge of the individuals listed on Section 8.12 of the Company Disclosure Letter after due inquiry and (ii) with respect to Parent or Merger Sub, the knowledge of any of the officers or directors of Parent or Merger Sub, after due inquiry.
“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.
“Material Adverse Effect” means any fact, circumstance, event, development, change, effect or occurrence (each an “Effect” and collectively, “Effects”) that, individually or in the aggregate with all other Effects, has a material adverse effect on the assets, business or results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or would reasonably be expected to prevent or materially impair the Company’s ability to consummate the Merger or the other transactions contemplated hereunder, provided that no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions or developments or changes in rates of foreign exchange in currency or interest rates, (ii) general changes or developments in the principal industries in which the Company or its Subsidiaries operate, (iii) changes in any applicable Laws or regulations or GAAP, or any applicable accounting regulations, standards or principles or interpretation or enforcement thereof, (iv) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, pandemic, act of God or other comparable events or outbreak or escalation or worsening of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions, (v) the execution and delivery of this Agreement or the announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, vendors, investors, stockholders, lenders, partners, contractors or other commercial relations or employees of the Company or any of its Subsidiaries, or (vi) any actions required to be taken by the Company pursuant to or in accordance with this Agreement; except in the cases of clauses (i) through (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries operate.

“Material Order” means any order under Section 59 para 1 AWV which would lead to any negative economic consequences for the Parent, any Affiliates of the Parent or the Merger Sub which exceed the administrative costs for complying with such order.
“Minimum Cash Amount” means $250,000,000.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, prevents, materially delays or has a material adverse effect on the ability of Parent or Merger Sub to, consummate the Merger and the other transactions contemplated by this Agreement.
“Permitted Encumbrances” means (i) easements, rights‑of‑way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and (iii) Permitted Liens.
“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business (provided, however, that any such liens affecting the Owned Real Property shall not secure obligations in excess of $50,000), (iii) Liens securing payment, or any obligation, with respect to outstanding indebtedness or any swap or hedging transaction or other derivative agreements or any cash management arrangements so long as there is no event of default thereunder, (iv) licenses of Intellectual Property granted in the ordinary course of business and (v) such other Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government‑issued identifier) or any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual and (b) IP address or other persistent identifier.
“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems.
“Products” mean any products or services that are designed, developed manufactured by, offered for sale, distributed, or otherwise provided by the Company or any Subsidiaries of the Company to purchasers, subscribers, or other end users, whether directly or through multiple tiers of distribution.
“Registered Company Intellectual Property” means all (i) patents, patent applications, (ii) registered copyrights, applications to register copyrights, (iii) registered marks (including trademarks, service marks, and trade dress, to the extent registered), and applications to register marks, (iv) registered domain names, and (v) social media accounts, in each case that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Related Party” means any current director, officer, senior employee or five percent stockholder of the Company or any of its Subsidiaries, and each such Person’s Affiliates or immediate family members.
“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the environment.
“Representatives” means, with respect to any Person, its officers, directors, employees, managers, managing members, general partners, trustees, fiduciaries, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other experts and advisors, Affiliates and other representatives.
“SEC” means the U.S. Securities and Exchange Commission.
“Senior Secured Credit Facility” means that certain Senior Secured Debtor‑in‑Possession and Exit Asset‑Based Revolving Credit Agreement, dated as of April 15, 2014, as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, among Momentive Performance Materials Holdings Inc., a Delaware corporation, Momentive Performance Materials Inc., a Delaware corporation, Momentive Performance Materials USA Inc., a Delaware corporation, the other Borrowers (as defined therein) party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Superior Proposal” means a bona fide, written Acquisition Proposal, not solicited, received, initiated or facilitated in violation of Section 5.02, involving (i) assets that generate more than 50% of the consolidated total revenues of the Company and its Subsidiaries, taken as a whole, (ii) assets that constitute more than 50% of the consolidated total assets of the Company and its Subsidiaries, taken as a whole, or (iii) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Board of Directors of the Company (after consultation with outside legal counsel) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 5.02(d).
“Transactions” means, collectively, the entry into and performance of this Agreement and the transactions contemplated hereby (including the Merger).
“United States Government” means the government of the 50 states and the District of Columbia.
“U.S. Government Business” means the businesses, activities and operations of the Company and its Subsidiaries on or prior to the Closing Date to the extent such businesses, activities and operations are related to contracts with or the provision of services to United States (including federal, state or local) Governmental Authorities including subcontracts at all tiers under contracts with United States Governmental Authorities; provided, however, that the U.S. Government Business does not include (x) the North American Commercial, European, or International business sectors or (y) any business, activity or operations related to the provision of services to Governmental Authorities that are not federal, state or local United States Governmental Authorities.
“U.S. Government Subsidiaries” means the Subsidiaries of the Company located in the 50 states and the District of Columbia.
The following terms are defined on the Section of this Agreement set forth after such term below:

Term	Section
Action	3.07
Actual Cash Amount	2.02(a)
Agreement	Preamble
Antitrust Laws	5.03(a)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Book Entry Share	2.01(c)
Capitalization Date	3.02(a)
Certificate	2.01(c)
Certificate of Merger	1.03
CFIUS Filing	5.03(d)
Claim	5.06(b)
Closing	1.02
Closing Date	1.02
Commerce	3.23(d)
Common Appraisal Shares	2.07(a)
Company	Preamble
Company Acquisition Agreement	5.02(a)
Company Adverse Recommendation Change	5.02(d)
Company Affiliate Transaction	3.22
Company Board Recommendation	3.03(b)
Company Common Stock	2.01
Company Disclosure Letter	III
Company Equity Awards	3.02(b)
Company Information Statement	3.19
Company Intellectual Property Rights	3.13(c)
Company Related Parties	7.03(c)
Company RSU	2.04(b)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	3.03(c)
Company Termination Fee	7.03(a)(ii)
Confidentiality Agreement	5.04(b)
Continuation Period	5.07(a)
Continuing Employee	5.07(a)
Contract	3.03(d)
Customers	3.21
Customs & International Trade Laws	3.23(d)

Debt Offer	5.12(c)
Debt Securities	5.12(c)
DGCL	1.01
DOJ	5.03(c)
Effective Time	1.03
Environmental Laws	3.12
Environmental Permits	3.12
EU	3.23(d)
Exchange Fund	2.03(a)
Filed SEC Documents	III
FTC	5.03(c)
Guarantee	Recitals
Indebtedness	5.01(b)(iii)
Indemnitee	5.06(a)
Judgment	3.07
JV Entity	3.01(b)
JV Interest	3.01(b)
Labor Agreement	3.11
Laws	3.08
Material Contract	3.16(a)
Merger	Recitals
Merger Consideration	2.01(c)
Merger Sub	Preamble
Notice Period	5.02(d)
OFAC	3.23(d)
Option Cashout Amount	2.04(a)
Other Required Antitrust Laws	6.01(b)
Outside Date	7.01(b)(i)
Owned Real Property	3.15(a)
Parent	Preamble
Paying Agent	2.03(a)
Permits	3.08
Premium Cap	5.06(c)
Restraints	6.01(a)
RSU Cashout Amount	2.04(b)
Secretary of State	1.03
Securities Act	3.02(b)
SOX	3.05(a)
Suppliers	3.20
Surviving Corporation	1.01
Takeover Law	3.14(b)
Tax	3.09(s)
Tax Returns	3.09(s)
Transaction Litigation	5.08
Written Consent	5.10(a)
Xinan JV	5.01(b)(viii)
SECTION 8.13. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
SECTION 8.14. No Personal Liability. Each of Parent and Merger Sub acknowledges and agrees that it has no right of recovery against, and no personal liability will attach to, in each case with respect to any breach, liability, cost, expense, loss or damage suffered by Parent, Merger Sub or any of their Affiliates (or the respective Representatives of any of the foregoing), as a result of this Agreement, any of the Company Related Parties, whether through the Company or its Subsidiaries or Affiliates or otherwise, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.
SECTION 8.15. Interpretation.
(a)    When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the Project Mom Intralinks Exchange by or on behalf of the Company at least 24 hours prior to the date hereof or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives at least 24 hours prior to the date hereof. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MOM HOLDING COMPANY,
By:	/s/ STEPHEN SUKJUNG LIM
	Name:	Stephen Sukjung Lim
	Title:	Chairman and President

MOM SPECIAL COMPANY,
By:	/s/ STEPHEN SUKJUNG LIM
	Name:	Stephen Sukjung Lim
	Title:	Chairman and President

MPM HOLDINGS INC.,
By:	/s/ JOHN G. BOSS
	Name:	John G. Boss
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]